SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

    Southwest Gas Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2013 Annual Meeting of Shareholders and Proxy Statement

Annual Meeting 2013 May 9, 2013 – Las Vegas, Nevada

SOUTHWEST GAS CORPORATION

5241 Spring Mountain Road

Las Vegas, Nevada 89150

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held Thursday, May 9, 2013

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Southwest Gas Corporation (the “Company”) will be held on Thursday, May 9, 2013, at 10:00 a.m. PDT, at the Las Vegas Metro Chamber of Commerce, 6671 Las Vegas Blvd. South, Suite 300, Las Vegas, Nevada 89119-3290, for the following purposes:

(1)	To elect 12 directors of the Company;

(2)	To approve, on an advisory basis, the Company’s executive compensation;

(3)	To consider and act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for fiscal year 2013; and

(4)	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of the Company established March 12, 2013, as the record date for the determination of shareholders entitled to vote at the Annual Meeting and to receive notice thereof.

Shareholders are cordially invited to attend the Annual Meeting in person. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE THE ACCOMPANYING PROXY BY TELEPHONE, INTERNET OR MAIL AT YOUR EARLIEST CONVENIENCE. IF YOU MAIL IN YOUR PROXY, PLEASE USE THE ENCLOSED POSTAGE-PAID ENVELOPE ACCOMPANYING YOUR PROXY CARD.

The Securities and Exchange Commission rules allow the Company to furnish its proxy materials via the internet. This process reduces the costs of printing and distributing our proxy materials. Therefore, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of this Proxy Statement and our 2012 Annual Report to Shareholders. The Notice contains instructions on how to access those documents via the internet. The Notice also contains instructions on how to request a paper or e-mail copy of our proxy materials, including this Proxy Statement, our Annual Report to Shareholders and a Proxy Card. All shareholders who do not receive a Notice of Internet Availability of Proxy Materials will receive a paper copy of the proxy materials by mail.

The Annual Report to Shareholders for the year ended December 31, 2012, is either enclosed or available at http://www.swgas.com/proxymaterials.

Karen S. Haller
Senior Vice President/General Counsel and Corporate Secretary

March 27, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

SOUTHWEST GAS CORPORATION

5241 Spring Mountain Road

Las Vegas, Nevada 89150

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 9, 2013

The Proxy Statement and Annual Report to Shareholders are available at

http://www.swgas.com/proxymaterials

The Annual Meeting of Shareholders of Southwest Gas Corporation (the “Company”) will be held on Thursday, May 9, 2013, at 10:00 a.m. PDT, at the Las Vegas Metro Chamber of Commerce, 6671 Las Vegas Blvd. South, Suite 300, Las Vegas, Nevada 89119-3290.

At the meeting you will be asked to elect 12 directors, to approve, on an advisory basis, the Company’s executive compensation, to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2013, and to transact such other business as may properly come before the meeting or any adjournment thereof. The Company’s Board of Directors is asking for your support of the director nominees, the advisory approval of executive compensation and the selection of PricewaterhouseCoopers LLP.

The following materials are available at the web address provided above.

*	Notice of 2013 Annual Meeting of Shareholders, Proxy Statement and Proxy Card, and

*	2012 Annual Report to Shareholders.

Directions to attend the Annual Meeting and vote in person are included on the map on page M-1 of the Notice of 2013 Annual Meeting of Shareholders and Proxy Statement.

i

ii

Jeffrey W. Shaw, President and Chief Executive Officer

March 27, 2013

Dear Shareholders:

You are cordially invited to the Annual Meeting of Shareholders of Southwest Gas Corporation (the “Company”) scheduled to be held on Thursday, May 9, 2013, at the Las Vegas Metro Chamber of Commerce, 6671 Las Vegas Blvd. South, Suite 300, Las Vegas, Nevada 89119-3290, commencing at 10:00 a.m. PDT. Your Board of Directors looks forward to greeting personally those shareholders able to attend.

At the meeting you will be asked to elect 12 directors, to approve, on a non-binding advisory basis, the Company’s executive compensation, to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2013, and to transact such other business as may properly come before the meeting or any adjournment thereof. Your Board of Directors asks you to support the director nominees, cast an affirmative vote to approve executive compensation and ratify the selection of PricewaterhouseCoopers LLP.

It is important that your shares are represented and voted at the meeting regardless of the number of shares you own and whether or not you plan to attend. Accordingly, we request you vote the accompanying proxy by telephone, internet or mail at your earliest convenience.

Your interest and participation in the affairs of the Company are greatly appreciated.

Sincerely,

LOCATION OF 2013
SOUTHWEST GAS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Spring Mountain Rd.
Industrial Rd.
Twain
Sands
TI
Mirage
Caesars Palace
N
Flamingo Rd.
Bellagio
Monte Carlo
New York New York
UNLV
Tropicana Ave.
Excalibur
Luxor Resort
Mandalay Bay Rd.
Hacienda
Mandalay Bay Resort
Las Vegas Blvd.
Paradise Rd.
Russell Rd.
McCarran Airport
Decatur Blvd.
Interstate 15
215
Town Square
Sunset Rd.
Las Vegas Blvd.

Sunset Road
West Garage
North Main Street
North Garage
NORTH
The Avenue North
The Container Store
Las Vegas Boulevard South
North Street
Guitar Center
Town Square West
Town Square East
Market Place North
I-15
Market Court
Town Square Blvd.
Las Vegas Metro Chamber of Commerce
Market Place South
Old Navy
Enter Here
Whole Foods
South Street
South Main Street
South Garage
The Avenue South
Fry's Electronics

Please park in the **South Parking Garage**.

The meeting will be held in the
Las Vegas Metro Chamber of Commerce
Business and Conference Center
on the 3rd floor of the Chamber building at *Town Square*.

The entrance to the building is in the breezeway next to *Caché*.

M-1

SOUTHWEST GAS CORPORATION

5241 Spring Mountain Road • P.O. Box 98510

• Las Vegas, Nevada 89193-8510 •

PROXY STATEMENT

March 27, 2013

GENERAL INFORMATION

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Southwest Gas Corporation (the “Company”) for the 2013 Annual Meeting of Shareholders and for any adjournment or postponement of the Annual Meeting.

We intend to mail a Notice of Internet Availability and make this Proxy Statement and a Proxy Card available to shareholders on our website at http://www.swgas.com/proxymaterials on or about March 27, 2013. We also will be mailing the materials to certain shareholders on or about March 27, 2013, and to those shareholders who request paper or e-mail copies of the proxy materials.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the notice of meeting and described in these materials, including the election of directors, the advisory approval of executive compensation, the ratification of the selection of our independent registered public accounting firm and the transaction of other business, if properly presented at the meeting.

Who is entitled to vote at the Annual Meeting?

Only shareholders of record at the close of business on March 12, 2013, the record date for the Annual Meeting, are entitled to receive notice of and vote at the meeting. If you were a shareholder of record on that date, you are entitled to vote all of the shares that you held on that date at the meeting, or any adjournment or postponement of the meeting.

If your shares are registered directly in your name, you are the holder of record of those shares. As the holder of record, you are receiving these proxy materials directly from us and have the right to vote by mailing your Proxy Card directly to us, submitting your voting instructions via the Internet or by telephone or voting in person at the Annual Meeting. If you wish to vote in person at the Annual Meeting, you must provide proof of identification, e.g., driver’s license, state picture identification or passport.

If you hold your shares in a brokerage account or through a bank or other holder of record, you are the beneficial owner of the shares, and the shares are held in “street name.” Your broker, bank or other holder of record (collectively referred to as “broker”) is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker how to vote by following the instructions that accompany these proxy materials or to vote in person at the Annual Meeting. If you wish to vote in person at the Annual Meeting, you must provide proof of identification, e.g., driver’s license, state picture identification or passport, and proof that you were the owner of the shares on March 12, 2013, e.g., original brokerage statement.

If you hold your shares indirectly in the Southwest Gas Corporation Employees’ Investment Plan (the “EIP”), you have the right to direct the EIP trustee how to vote your shares by following the instructions from the EIP trustee accompanying the Proxy Statement. If you do not direct the EIP trustee how to vote your shares, then the EIP trustee will vote your shares in the same proportion as the shares for which timely instructions were received from other EIP participants.

How many votes do I have?

You have one vote for each share of the Company’s common stock (“Common Stock”) you owned as of the record date for the Annual Meeting.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy whether or not you attend the meeting. To vote by proxy, you must either:

*	Vote over the Internet at our Internet address: http://www.eproxy.com/swx by following the instructions on the enclosed Proxy Card;

*	Vote by telephone by calling toll-free 1-800-560-1965 on a touch-tone telephone and following the instructions on the enclosed Proxy Card; or

*	Complete the enclosed Proxy Card, sign it and return it in the enclosed postage-paid envelope.

Can I revoke or change my vote?

Yes, you can revoke or change your vote at any time prior to the voting of your shares at the Annual Meeting by (a) casting a new vote by telephone or over the internet; (b) sending a new Proxy Card with a later date; (c) sending a written notice of revocation that is received on or prior to May 8, 2013 by mail to Wells Fargo Shareowner Services, Southwest Gas Corporation, P.O. Box 64873, Saint Paul, MN 55164-9873, or by facsimile at 651-450-4026; or (d) voting by ballot at the Annual Meeting.

What are the Board’s recommendations?

The Board’s recommendations are set forth with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:

*	FOR election of the nominated slate of directors (see Proposal 1);

*	FOR approval, on an advisory basis, of executive compensation (see Proposal 2); and

*	FOR ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2013 (see Proposal 3).

With respect to any other matter that properly comes before the Annual Meeting, LeRoy C. Hanneman, Jr. and Michael J. Melarkey, the proxies designated by the Board and identified in the accompanying Proxy Card, will vote all proxies granted to them at their discretion.

How many votes must be present to hold the Annual Meeting?

We will have a quorum, and will be able to conduct the business of the Annual Meeting, if the holders of a majority of the shares entitled to vote are represented in person or by proxy at the meeting. As of the record date, 46,305,296 shares of Common Stock were outstanding and the presence, in person or by proxy, of the holders of at least 23,152,649 shares of Common Stock will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the votes considered being present at the meeting.

A “broker non-vote” occurs when a broker lacks discretionary voting power to vote on a “non-routine” proposal and a beneficial owner fails to give the broker voting instructions on that matter. The rules of the New York Stock Exchange (the “NYSE”) determine whether matters presented at the Annual Meeting are “routine” or “non-routine” in nature. The election of directors is not considered a “routine” matter. Similarly, the advisory vote to approve executive compensation is not considered a “routine” matter. Therefore, beneficial owners that hold in “street name” will have to give voting instructions to their brokers in order for a broker to vote on the election of directors and the advisory vote to approve executive compensation. The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2013 is considered a “routine” matter, and brokers have the discretionary voting power to vote on this matter without any instructions from the beneficial owners.

What vote is required to approve each Proposal?

Directors are elected by a plurality of the votes cast. The affirmative vote of a majority of shares of Common Stock represented and voting at a duly held Annual Meeting at which a quorum is present (which shares of Common Stock voting affirmatively also constitute at least a majority of the required quorum) is necessary to ratify PricewaterhouseCoopers LLP’s selection as the independent registered public accounting firm for the Company for fiscal year 2013 and to approve, on an advisory basis, the Company’s executive compensation. Although the result of the vote to approve executive compensation is non-binding, the Board will consider the outcome of the vote when making future executive compensation decisions.

Do I have an opportunity to cumulate my votes for director nominees?

Shareholders have cumulative voting rights for the election of directors, if certain conditions are met. Shareholders entitled to vote may cumulate their votes for a candidate or candidates placed in nomination at the meeting if, prior to the voting at the meeting, notice has been given that a shareholder intends to cumulate his or her votes. A shareholder deciding to cumulate his or her votes may cast as many votes as there are directors to be elected, multiplied by the number of shares of Common Stock held by such shareholder on the record date. The votes may be cast for one candidate or allocated among two or more candidates in any manner the shareholders choose. If any shareholder has given notice of cumulative voting, all shareholders may cumulate their votes for candidates in nomination. Note, however, that cumulative voting will have no impact on the result of the election of directors at the Annual Meeting because there is only one nominee for each of the 12 seats on the Board.

If our proxies determine that a sufficient number of shareholders exercise cumulative voting rights to elect one or more candidates, our proxies will:

*	determine the number of directors they can elect;

*	select such number from among the named candidates;

*	cumulate their votes; and

*	cast their votes for each candidate among the number they can elect.

How are my votes counted?

*	Election of Directors: You may vote “FOR ALL,” “FOR ALL EXCEPT” or “WITHHOLD AUTHORITY FOR ALL” of the director nominees. If you mark “FOR ALL EXCEPT,” your votes will be counted for each of the other director nominees you do not list. Abstentions and broker non-votes shall have no effect on the election of directors.

*	Advisory Vote To Approve Executive Compensation: You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the advisory vote to approve executive compensation. The result of the vote to approve executive compensation is non-binding, and the Board will consider the outcome of the vote when making future executive compensation decisions. If you “ABSTAIN” or if your shares are treated as a broker non-vote, your votes will be counted for purposes of establishing a quorum and will have no effect on the approval of the proposal.

*	Ratification of the selection of PricewaterhouseCoopers LLP: You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2013. If you “ABSTAIN” or if your shares are treated as a broker non-vote, your votes will be counted for purposes of establishing a quorum and will have no effect on the ratification of the proposal.

We will appoint either one or three inspectors of election in advance of the meeting to tabulate votes, to ascertain whether a quorum is present and to determine the voting results on all matters presented to Company shareholders.

What if I do not vote for any or all of the matters listed on my Proxy Card?

If you return a signed Proxy Card without indicating your vote on any or all of the matters to be considered at the Annual Meeting, your shares will be voted “FOR” the director nominees listed on the Proxy Card, “FOR” the advisory vote to approve executive compensation and “FOR” the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2013. If you hold your shares in “street name” and do not provide instructions to your broker, your shares will not be voted in the election of directors or in the advisory vote to approve executive compensation and will be voted in your broker’s discretion on the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2013.

Are proxy materials available on the Internet?

The Notice of 2013 Annual Meeting of Shareholders and Proxy Statement and the 2012 Annual Report to Shareholders are available at http://www.swgas.com/proxymaterials.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of the proxy materials?

The Securities and Exchange Commission (“SEC”) rules allow us to furnish our proxy materials via the internet. Accordingly, we sent to the majority of our shareholders a Notice of Internet Availability of Proxy Materials for this year’s Annual Meeting of Shareholders. Instructions on how to access the proxy materials via the internet or to request a paper or e-mail copy can be found in the Notice of Internet Availability of Proxy Materials at http://www.swgas.com/proxymaterials. In addition, shareholders may request to receive proxy materials in printed form by mail or e-mail on an ongoing basis by submitting a request to us at either http://www.ematerials.com/swx or http://www.swgas.com/proxymaterials. A shareholder’s election to receive proxy materials by mail or e-mail will remain in effect until the shareholder terminates it.

Why didn’t I receive a Notice of Internet Availability of Proxy Materials?

We are providing certain shareholders, including shareholders who have requested to receive paper copies of proxy materials, with paper copies of the proxy materials instead of, or in addition to, a Notice of Internet Availability of Proxy Materials.

The SEC has adopted rules that allow a company to deliver a single proxy statement, annual report or Notice of Internet Availability of Proxy Materials to an address shared by two or more of its shareholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information shareholders receive, and reduces the environmental impact of printing and mailing documents to you. Under this process, certain shareholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these shareholders notifies us that they want to receive separate copies. Any shareholders who object to or wish to begin householding may notify Wells Fargo Shareowner Services at 1-800-468-9716, P.O. Box 64854, Saint Paul, MN 55164-0854. We will send an individual copy of the proxy statement to any shareholder who revokes their consent to householding within 30 days of our receipt of such revocation.

Can I vote my shares by completing and returning the Notice of Internet Availability of Proxy Materials?

No. The Notice of Internet Availability of Proxy Materials does, however, provide instructions on how to vote your shares.

Can the shares that I hold in a brokerage account or the EIP be voted if I do not instruct my broker or the EIP trustee?

*	Shares held in street name: If you do not instruct your broker to vote your shares of Common Stock held in street name, your broker has the discretion to vote your shares on all routine matters scheduled to come before the Annual Meeting. If any matters to be considered at the meeting are viewed as “non-routine,” your broker does not have discretion to vote your shares and, if you do not give your broker voting instructions, your broker will vote your shares as broker non-votes. The election of directors and the advisory vote to approve executive compensation are not considered “routine” matters, and in order to vote on these matters, you will need to instruct your broker on how to vote your shares. The ratification of the selection of the Company’s independent registered public accounting firm is “routine,” and your broker will have the discretion to vote your shares unless you provide voting instructions.

*	Shares held in the EIP: If you do not provide instructions to the EIP trustee for the shares of Common Stock that you hold in the EIP, then the EIP trustee will vote your shares in the same proportion as the shares for which timely instructions were received from other EIP participants.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. However, if you give your proxy and other matters are properly brought before the meeting, your shares will be voted at the discretion of the proxies, unless otherwise instructed.

What Rules of Conduct will govern the Annual Meeting?

To ensure that our Annual Meeting is conducted in an orderly fashion and the shareholders wishing to speak at the meeting have a fair opportunity to do so, we will have certain guidelines and rules for the conduct of the meeting, which we will provide to those attending the meeting.

What happens if the Annual Meeting is postponed or adjourned?

If the Annual Meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Who is soliciting my proxy?

Your proxy is being solicited by the Board, and the Company will bear the entire cost of the proxy solicitation. Morrow & Co., LLC (“Morrow”), 470 West Avenue, Stamford, CT 06902 has been employed to assist in obtaining proxies from certain shareholders at an estimated cost of $8,500, plus certain expenses. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to you, if your shares are held in “street name.” Morrow will reimburse them for their expenses in providing the materials to you. In addition, solicitation by our directors, officers or employees in person or by telephone, e-mail or facsimile may supplement solicitation of proxies. No additional compensation will be paid for such services.

GOVERNANCE OF THE COMPANY

Board of Directors

Under the provisions of the California Corporations Code and the Company’s Bylaws, the Company’s business, property and affairs are managed by or under the direction of the Board. The Board is kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided by management and by participating in Board and committee meetings.

Independence

The Board has determined that directors Boughner, Cárdenas, Chestnut, Comer, Hanneman, Maffie, Mariucci, Melarkey, Thoman, Thomas and Wright have no material relationships with the Company and are independent (“Independent Directors”). The Board has also determined that all of the members of the Audit, Compensation and Nominating and Corporate Governance Committees are independent.

In making these determinations, the Board reviewed all transactions or relationships with the Company using a definition of “material relationships” that (i) includes the criteria listed in Section 303A of the listing requirements of the NYSE and (ii) presumes that matters not subject to disclosure pursuant to Item 404 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and matters above the Item 404 threshold which are authorized by the Company’s regulatory tariffs, are not “material relationships.” The definition of “material relationships” for directors on the Audit Committee also includes the criteria listed in Section 10A(m)(3) of the Exchange Act. The definition of “material relationships” for directors serving on the Compensation Committee also includes the criteria listed in Section 16(b) of the Exchange Act and Section 162(m) of the Internal Revenue Code (the “Code”). The independence criteria used are included in the Company’s Corporate Governance Guidelines, which are available on the Company’s website at: http://www.swgas.com.

The Board based its independence determination primarily on a review of the responses of the directors and officers to questions regarding employment and compensation history, affiliations and family relationships and on discussions with directors. In concluding that the directors listed above are independent, the Board reviewed transactions involving director Thomas and reviewed director Maffie’s status as a retired executive officer of the Company.

*

In 2009, the Company entered into a five-year lease with an entity, in which Mr. Thomas has an interest. The commercial lease is for a payment center, with a monthly rental rate of approximately $7,300. The total payments over the life of the lease will be approximately $423,000, plus a pro-rata share of operating and other expenses. In 2011, we began purchasing communications-related products and services from Switch Communications Group, LLC (“SCG”) and its majority-owned subsidiary, Switch Business Solutions, LLC

(“SBS” and, together with SCG, “Switch”). The contract with Switch, a company in which Mr. Thomas also has an interest, has a term of three years with the annual cost estimated to be approximately $675,000. The Nominating and Corporate Governance Committee has determined that neither the lease nor the Switch transaction is material and that Mr. Thomas’ ownership interests in the leasing entity and Switch would not result in a material relationship between Mr. Thomas and the Company. However, because of such interests, Mr. Thomas does not satisfy the criteria to serve on the Compensation Committee or to vote as a director on matters involving awarding equity-based compensation under the provisions of Section 16(b) of the Exchange Act or performance-based compensation that would trigger limitations under the provisions of Section 162(m) of the Code. For additional information, see “Transactions with Related Persons” below.

*	Mr. Maffie, because he was an executive officer of the Company, does not satisfy the criteria to serve on the Compensation Committee or to vote as a director on matters involving performance-based compensation that would trigger limitations under the provisions of Section 162(m) of the Code.

Board Meetings

Regular Board meetings for 2013 are scheduled for the fifth Tuesday of January, the fourth Tuesday of February, the first Friday of August, the third Tuesday of September, the third Friday of November, and the Wednesday before the Annual Meeting of Shareholders in May. Additional meetings are called on an as-needed basis and the Board sometimes acts by written consent without a meeting. An organizational meeting is also held immediately following the Annual Meeting of Shareholders. The Board held six regular meetings, and one organizational meeting in 2012. Each incumbent director attended more than 75% of the Board and committee meetings on which he or she served during 2012. Non-management directors are expected to meet in an executive session at least four times a year, and the Independent Directors are expected to meet at least once a year. These sessions are presided over by Michael J. Melarkey, Chairman of the Board (the “Chair”), who is the current “Presiding Director.”

Board Leadership Structure

The policy of the Board is that the role of Chair should be separate from that of the Chief Executive Officer (“CEO”). The Chair is elected annually, at the organizational meeting, by the full Board. Every three years or upon a Chair’s resignation, retirement, or failure to be re-elected to the Board by shareholders, the Board does an in-depth assessment of potential candidates for that position. The Board believes that this leadership structure is the appropriate structure for the Company, since it allows the Board to exercise true independent oversight of management.

Risk Oversight

The entire Board is responsible for reviewing and overseeing the Company’s internal risk management processes and policies to help ensure that the Company’s corporate strategy is functioning as directed and that necessary steps are taken to foster a culture of risk-aware and risk-adjusted decision making throughout the Company.

Regulation by various state and federal regulatory commissions is one of the key risks that is accepted as a part of being a public utility. The limits imposed on the Company as a public utility permeate its business operating model (including the pricing of services, the authorized areas of service, and the obligations to serve the public). Other risks are associated with credit, liquidity and operational matters and have evolved with changes in the natural gas industry.

The nature of these risks and the continuing obligations imposed on the Company, as a public utility, resulted in the integration of risk assessment in the normal business oversight process. The Board receives regular reports from management in areas of material risk to the Company, including credit risk, liquidity risk and operational risk. Credit and liquidity risks are addressed in the review of capital budgets and ongoing capital requirements. Liquidity risks are also addressed in the review of gas supply acquisition and related regulatory cost recovery. Operational risks are addressed in the review of operating budgets and related regulatory compliance requirements, including pipeline safety requirements. The full Board receives these reports from management to help enable it to oversee and manage the Company’s risks in these areas. This oversight responsibility rests with the full Board and is not assigned to any of the permanent committees.

Committees of the Board

The permanent Board committees are the Audit, Compensation, Nominating and Corporate Governance and Pension Plan Investment Committees. Each committee has established responsibilities, and the Audit, Compensation and Nominating and Corporate Governance Committees have detailed charters designed to satisfy applicable legal and regulatory requirements. The Audit, Compensation and Nominating and Corporate Governance Committees are composed solely of independent directors as outlined above. We refer to the committees of the Board by the name of the specific committee or, where it is clear by the context of the discussion, simply as the “committee.”

The Audit Committee, whose functions are discussed here and below under the caption “Audit Committee Information,” is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. It consists of directors Comer (Chair), Boughner, Chestnut, Hanneman, Thoman and Thomas. The committee meets periodically with management to consider, among other things, the adequacy of the Company’s internal controls and financial reporting process. The committee also discusses these matters with the Company’s independent registered public accounting firm, internal auditors and Company financial personnel. The Board has determined that directors Comer and Thoman each qualify as an “audit committee financial expert,” as the term is defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act.

The Compensation Committee is responsible for determining CEO compensation and making recommendations to the Board annually on such matters as directors’ fees and benefit programs, executive compensation and benefits and compensation and benefits for all other Company employees. The committee’s responsibilities, as outlined in its charter, cannot be delegated without Board approval. The committee receives recommendations from management on the amount and form of executive and director compensation; however, the committee has the ability to directly employ consultants to assess the executive compensation program. The committee is also responsible for the “Compensation Committee Report” and related disclosures contained in this Proxy Statement. The committee consists of directors Boughner (Chair), Cárdenas, Melarkey, Thoman and Wright.

The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding nominees to be proposed for election as directors; evaluating the Board’s size, composition, organization, processes, practices and number of committees; and developing the criteria for the selection of directors. The committee considers written suggestions from shareholders regarding potential nominees for election as directors. The process for selecting directors is addressed in more detail below under the caption “Selection of Directors.” The committee is also charged with the responsibility of developing and recommending to the Board corporate governance principles and compliance programs for the Company. The committee consists of directors Hanneman (Chair), Mariucci, Melarkey, Thomas and Wright.

The Pension Plan Investment Committee establishes, monitors and oversees, on a continual basis, asset investment policy and practices for the Company’s defined benefit retirement plan. The committee consists of directors Mariucci (Chair), Cárdenas, Chestnut, Comer and Maffie.

During 2012, the Audit Committee held six meetings, the Compensation Committee held five meetings, the Nominating and Corporate Governance Committee held three meetings and the Pension Plan Investment Committee held three meetings.

The charters for the Audit, Compensation and Nominating and Corporate Governance Committees, the Company’s Corporate Governance Guidelines and the Company’s code of business conduct that applies to all employees, officers and directors are available on the Company’s website at: http://www.swgas.com. Print versions of these documents are available to shareholders upon request directed to the Corporate Secretary, Southwest Gas Corporation, 5241 Spring Mountain Road, Las Vegas, NV 89150.

Selection of Directors

We believe the Board should be composed of individuals with varied, complementary backgrounds, who possess certain core competencies, some of which may include broad experience in business, finance or administration, and familiarity with national and international business matters and the energy industry. Additional factors that will be considered in the selection process include the following:

*	Independence from management;

*	Diversity, age, education and geographic location;

*	Knowledge and business experience;

*	Integrity, leadership, reputation and ability to understand the Company’s business;

*	Existing commitments to other businesses and boards; and

*	The current number and competencies of our existing directors.

We define “diversity” in a broad sense, i.e., race, color, gender, national origin, religion and disability. Neither the Nominating and Corporate Governance Committee nor the Board has a policy with regard to the consideration of diversity in identifying director nominees. However, the Nominating and Corporate Governance Committee takes diversity into consideration as it does the other factors listed above in selecting the director nominees for approval by the Board. The Nominating and Corporate Governance Committee does not assign a specific weight to any one factor.

The Nominating and Corporate Governance Committee will consider candidates for directors suggested by shareholders by applying the criteria for candidates described above and considering the additional information referred to below. Shareholders who would like to suggest a candidate should write to the Company’s Corporate Secretary and include:

*	A statement that the writer is a shareholder and is proposing a candidate for consideration as a director nominee;

*	The name of and contact information for the candidate;

*	A statement of the candidate’s business and educational experience;

*	Information regarding each of the factors listed above, sufficient to enable the committee to evaluate the candidate;

*	A statement detailing any relationship between the candidate and the Company, Company affiliates and any competitor of the Company;

*	Detailed information about any relationship or understanding between the proposing shareholder and the candidate;

*	Information on the candidate’s share ownership in the Company; and

*	The candidate’s written consent to being named a nominee and serving as a director, if elected.

When seeking a candidate for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others. The committee may also retain a search firm to identify potential candidates.

The Nominating and Corporate Governance Committee has an ongoing program of identifying potential director candidates throughout the Company’s service territories. As candidates are identified, their qualifications are reviewed in light of the selection criteria, as outlined above. Whether any of such candidates are selected depends upon the current director composition, the dynamics of the Board and the ongoing requirements of the Company.

Shareholders may also nominate a person for election to the Board at an annual meeting by giving written notice to the Company not less than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting, or within 10 days after notice is mailed or public disclosure is made regarding either a change of the annual meeting by more than 30 days or a special meeting at which directors are to be elected. In order to make such a nomination, a shareholder is required to include in the written notice the following:

*	As to each person whom the shareholder proposes to nominate for election or reelection as a director, all the information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A of the Exchange Act;

*	Each person’s written consent to being named a nominee and serving as a director, if elected;

*	The name and address of the proposing shareholder or beneficial owner; and

*	The class and number of shares of the Company’s Common Stock held directly or indirectly by the proposing shareholder.

Shareholder Nominees

There have been no director nominees submitted by shareholders for consideration for election at this year’s Annual Meeting of Shareholders, and the deadline for submissions has passed.

Transactions with Related Persons

The Company has written policies and procedures for the review, approval and ratification of transactions with related persons. The policy addresses transactions in which the Company was or is a participant, the amount exceeds $120,000 and a related person had or will have a direct or indirect material interest. The definition of “related person” includes any director, officer, nominee for director or five percent beneficial owner and any of their immediate family members. These transactions will be reported to the Company’s General Counsel, reviewed by the Nominating and Corporate Governance Committee and approved or ratified only if the committee determines that the transaction is not inconsistent with the best interests of the Company. The policy, included in the Company’s Corporate Governance Guidelines, is available on the Company’s website at: http://www.swgas.com.

Each transaction with a related person is unique and must be assessed on a case-by-case basis. In determining whether or not a transaction is inconsistent with the best interests of the Company, the Nominating and Corporate Governance Committee considers all of the relevant facts and circumstances available to the committee, including without limitation:

*	The related person’s interest in the proposed transaction;

*	The approximate dollar value of the amount involved in the proposed transaction;

*	The approximate dollar value of the amount of the related person’s interest in the proposed transaction without regard to the amount of any profit or loss;

*	Whether the transaction is proposed to be, or was, undertaken in the ordinary course of business of the Company;

*	Whether the transaction is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

*	The purpose of, and the potential benefits to the Company from, the transaction;

*	The impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; and

*	Any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Company was engaged in three transactions with related persons during 2012. One involves a commercial lease for a Company payment center with an entity in which Mr. Thomas has an interest. The second involves the purchase of communications-related products and services from Switch, a company in which Mr. Thomas has an interest. The third involves a consulting agreement with an entity owned by Dr. Joseph W. Haller, the spouse of Karen S. Haller, the Company’s General Counsel and Corporate Secretary.

The lease of commercial property for a Company payment center is for five years and began in 2009 at an initial monthly rental rate of approximately $6,500. There are approximately 11 months left on the initial lease term, and the current monthly rental rate is approximately $7,300 following the application of the annual minimum rent increase. The total of payments over the life of the lease will be approximately $423,000, plus a pro rata share of operating and other expenses. Mr. Thomas and his siblings have a 20% interest in the entity that is leasing the commercial property to the Company, through their ownership in Thomas & Mack Co., LLC. The amount of property subject to the lease and annual revenues flowing through to Thomas & Mack Co., LLC, is insignificant in relation to its commercial property holdings and associated annual revenues. The Nominating and Corporate Governance Committee determined that the lease transaction was not material.

The Company purchases, in arm’s length negotiated, ordinary course commercial transactions, communications-related products and services from Switch pursuant to a three-year agreement that was effective in 2011. Mr. Thomas owns, either directly or indirectly, an approximate 8.5% equity interest as a passive investor in SCG. Mr. Thomas’ family members own collectively, either directly or indirectly, approximately 12.2% of the equity interests of SCG. Mr. Thomas does not actively engage in the management of SCG or SBS. Mr. Thomas’ sibling, who is affiliated with SCG, is not involved in the daily business operations or decisions of SCG and does not perform any policy-making functions for SCG. Additionally, Mr. Thomas’ sibling is not and never has been an employee of SCG and none of the employees or contractors of SCG report to him. We expect to pay Switch approximately $675,000 annually until the agreement expires. The transaction with Switch is expected to represent less than 1% of Switch’s consolidated revenue in each year over the life of the agreement. The Nominating and Corporate Governance Committee determined that this transaction was not material.

The agreement the Company entered into with Dr. Haller in 2008 was designed to secure computer application development/support for the Company’s transmission pipeline integrity management program and engineering data analysis services. The agreement has been extended multiple times, including in November 2011 for calendar year 2012, at an actual cost of $145,057, and in November 2012 for the calendar year 2013, at an expected cost of $169,000. The Nominating and Corporate Governance Committee determined that Ms. Haller has a direct material interest in the transaction; however, consistent with the Company’s related person transaction policy, the committee determined that entering into and continuing the agreement is not inconsistent with the best interests of the Company. Given the valuable skill set that Dr. Haller possesses, the Company anticipates that the agreement may continue to be extended periodically.

Directors and Officers Share Ownership Guidelines

In order to better align the interests of management and the Board with that of all shareholders, the Company has adopted Common Stock ownership guidelines for directors and officers.

Each outside director is required to retain at least five times the value of his or her annual cash retainer in Company Common Stock (or equivalents), and a portion of this ownership requirement equal to at least two times the annual cash retainer must be Company Common Stock purchased by the outside director. Each outside director is required to fulfill the purchase requirement within two years of beginning service on the Board. All equity compensation received by each outside director must be held until end of service on the Board. All outside directors are currently in compliance with these guidelines.

Each Company officer is required to accumulate Company Common Stock with a target value equal to a multiple of the officer’s base salary, ranging from one times base salary for vice presidents, three times base salary at the senior vice president level and above and five times base salary for the Chief Executive Officer. If an officer has not yet reached the applicable target ownership requirement, he or she is required to retain a portion of the shares of Company Common Stock acquired from any stock option exercise or the vesting of restricted stock units or performance shares. The applicable retention rate is 75% for the Chief Executive Officer and 50% for all other officers. Qualified shares include Common Stock owned directly by the officer or his or her spouse, Company Common Stock held by the officer or his or her spouse in the Company’s 401(k) or Dividend Reinvestment Plan and performance-based restricted stock units and performance shares which have been granted but are subject to time vesting requirements.

Compensation Committee Interlocks and Insider Participation

Board members who served on the Compensation Committee during 2012 were directors Boughner, Cárdenas, Comer, Melarkey, Thoman and Wright. None of the members has ever been an officer or employee of the Company or any of its subsidiaries, and no “compensation committee interlocks” existed during 2012. No member of the Compensation Committee had any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K of the Exchange Act.

Director Attendance at Annual Meetings

We normally schedule Board meetings in conjunction with each Annual Meeting of Shareholders and each director is expected to attend the Board meetings and the Annual Meeting of Shareholders. Last year, all of the directors attended the 2012 Annual Meeting of Shareholders.

Communications with Directors

Any shareholder and other interested parties who would like to communicate with the Board, the Presiding Director or any individual director can write to:

Southwest Gas Corporation

Corporate Secretary

5241 Spring Mountain Road

P.O. Box 98510

Las Vegas, NV 89193-8510

Depending on the subject matter, the Corporate Secretary will either:

*	Forward the communication to the director or directors to whom it is addressed;

*	Attempt to handle the inquiry directly, for example, where it is a request for information about the Company or a stock-related matter; or

*	Not forward the communication, if it is primarily commercial in nature, or if it relates to an improper or irrelevant topic.

If the communication is addressed to the Presiding Director, the communication will be forwarded directly to the Presiding Director and will not be processed by the Corporate Secretary. At each regular Board meeting, management presents a summary of all communications received since the last Board meeting which were not previously forwarded and such communications are made available to all of the directors.

ELECTION OF DIRECTORS

(Proposal 1 on the Proxy Card)

The Board of Directors Recommends a Vote FOR Election of the Director Nominees.

Names, Qualifications and Reasons for Selection of Nominees

Each director elected at an annual meeting will serve until the next annual meeting and until his or her successor is elected and qualified. Each of the nominees was elected to his or her present term of office at the 2012 Annual Meeting.

The director nominees, as outlined below, possess core competencies in the areas of business, finance and administration and have a familiarity with regional and national business matters and the energy industry. The nominees, as a group, have integrity, varying ages, experience in accounting and construction in both residential and commercial markets and reside or do business in a cross-section of the Company’s service territories.

The 12 nominees for director receiving the highest number of votes, a plurality, will be elected to serve until the next Annual Meeting. The names of the nominees, their principal occupation and the Board’s reasons for their selection are set forth on the following pages. Except as noted, each of the nominees has held the position below his or her name for at least the past five years.

Robert L. Boughner

Executive Vice President and Chief Business Development Officer

Boyd Gaming Corporation

Director Since: 2008

Board Committees: Audit, Compensation (Chair)

Mr. Boughner, 60, has also been a director of Boyd Gaming Corporation (“Boyd”) since April 1996, a company with which he has more than 25 years of senior management experience. In December 2009, Mr. Boughner was named Boyd’s Executive Vice President and Chief Business Development Officer. He previously served as its Chief Operating Officer and Senior Executive Vice President, from April 1990 and May 1998, respectively, through October 2001. Mr. Boughner also serves as President and Chief Executive Officer of Echelon Resorts Corporation, a wholly owned subsidiary of Boyd, which positions he has held since July 2005. From January 2009 until December 2012, he was the President and Chief Operating Officer of Marina District Development Company, and previously served as its Chief Executive Officer from January 1999 through June 2006. He is active in civic and industry affairs and currently serves on the board of directors of Bank of Nevada.

The Board determined that Mr. Boughner should serve as a director of the Company because of his business and leadership experience with Boyd both in Nevada and nationally, as well as his experience as a director of Boyd and the Bank of Nevada.

José A. Cárdenas

Senior Vice President and General Counsel

Arizona State University

Director Since: 2011

Board Committees: Compensation, Pension Plan Investment

Mr. Cárdenas, 60, has been Senior Vice President and General Counsel for Arizona State University since January 2009. In addition to serving as chief legal officer of the University, he serves as a University representative on and to the boards of directors of ASU affiliated and related entities such as the ASU Foundation. From 1982 through 2008, Mr. Cárdenas was a partner in the Phoenix based law firm of Lewis and Roca. He was the firm’s Managing Partner (CEO) from 1999 to 2003 and then the firm’s Chairman from 2003 through 2008.

Mr. Cárdenas is a native of Las Vegas, Nevada. He received his undergraduate degree from the University of Nevada, Las Vegas in 1974 and a law degree from Stanford University Law School in 1977. Mr. Cárdenas has been admitted to practice law in Arizona, California, the Ninth Circuit Court of Appeals and the United States Supreme Court and is a member of various bar associations including the Hispanic National Bar Association. Mr. Cárdenas is a member of the board of directors of Meridian Bank N.A. His many community activities include his service as a member of the board of directors of the Translational Genomics Research Institute, which he chaired for 10 years, and as a trustee of the Virginia G. Piper Charitable Trust. He is a past chairman of the boards of Greater Phoenix Leadership, Valley of the Sun United Way and O’Connor House.

The Board determined that Mr. Cárdenas should serve as a director because of his business and legal experience, his leadership abilities as a trustee or chairman for a number of private foundations and institutes and his diversity.

Thomas E. Chestnut

Owner, President and Chief Executive Officer

Chestnut Construction Company

Director Since: 2004

Board Committees: Audit, Pension Plan Investment

Mr. Chestnut, 62, has been the owner, President and Chief Executive Officer of Chestnut Construction Company since 1990. After serving in Vietnam with the U.S. Army, he began a career in the construction industry in 1972 with Del Webb Corporation. Leaving Del Webb in 1980 as Manager of Commercial Operations, Mr. Chestnut took a position with The Wray Company, a commercial contractor and wholly owned subsidiary of Weyerhaeuser Company. He remained with Wray until 1990 when he founded Chestnut Construction Company in Tucson, Arizona. Mr. Chestnut is a past president and life director of the Arizona Builders Alliance and a past president of the Arizona Building Chapter of the Associated General Contractors of America. He is a past chair and life trustee of the Carondelet Foundation, a member and past president of the Tucson Conquistadors and a member and past director of the Centurions of St. Mary’s Hospital. Mr. Chestnut was named the 2001 Tucson Small Business Leader of the Year by the Tucson Metropolitan Chamber of Commerce and the 2002 Arizona Small Business Person of the Year by the United States Small Business Administration.

The Board determined that Mr. Chestnut should serve as a director of the Company because of his business experience in the residential and commercial construction businesses, his leadership experience in managing his construction business and his commitment to civic and charitable organizations in southern Arizona. In addition, the Board has based its recommendation on his knowledge of the business and operations of the Company, resulting from his service as a director since 2004.

Stephen C. Comer

Retired Managing Partner

Deloitte & Touche LLP

Director Since: 2007

Board Committees: Audit (Chair), Pension Plan Investment

Mr. Comer, 63, received his degree in business administration from California State University Northridge in 1972. He began his career with Arthur Andersen LLP in Los Angeles and established

Arthur Andersen’s Las Vegas office, as its managing partner, in 1985. Leaving Arthur Andersen in 2002, Mr. Comer took a position as partner with Deloitte & Touche LLP and was promoted to managing partner of its Nevada practice in 2004. He retired in 2006. He serves as a director of Pinnacle Entertainment, Inc. He is a member of the American Institute of Certified Public Accountants and the Nevada Society of Certified Public Accountants and holds professional CPA licenses in the states of California (inactive) and Nevada. He is also involved in numerous civic, educational and charitable organizations.

The Board determined that Mr. Comer should serve as a director of the Company because of his business, accounting and auditing experience with Arthur Andersen LLP and Deloitte & Touche LLP and his leadership positions with both entities, as well as his experience as a director of Pinnacle Entertainment, Inc.

LeRoy C. Hanneman, Jr.

Retired Construction Executive

Private Investor

Director Since: 2009 (also Director September 2003 to March 2008)

Board Committees: Audit, Nominating and Corporate Governance (Chair)

Mr. Hanneman, 66, received his undergraduate degree in construction engineering from Arizona State University. From 2002 until his retirement in 2010, he was the Chief Executive Officer and managing member of Element Homes, L.L.C., a homebuilding and real estate development company with projects in the metropolitan Phoenix, Arizona area. Mr. Hanneman is a 35-year veteran of the housing industry and former President, Chief Operating and Executive Officer of Del Webb Corporation. Mr. Hanneman left Del Webb Corporation after its merger with Pulte Homes Corporation in 2001. He has served on a number of charitable organization boards including United Way, Boy Scouts of America and Boys & Girls Clubs of America.

The Board determined that Mr. Hanneman should serve as a director of the Company because of his business and leadership experience in the housing industry with Del Webb Corporation throughout the Company’s service territory.

Michael O. Maffie

Retired Chief Executive Officer

Southwest Gas Corporation

Director Since: 1988

Board Committees: Pension Plan Investment

Mr. Maffie, 65, joined the Company in 1978 as Treasurer after seven years with Arthur Andersen & Co. He was named Vice President/Finance and Treasurer in 1982, Senior Vice President and Chief Financial Officer in 1984, Executive Vice President in 1987, President and Chief Operating Officer in 1988, and President and Chief Executive Officer in 1993. Mr. Maffie continued to serve as Chief Executive Officer until his retirement in 2004. He received his undergraduate degree in accounting and his MBA in finance from the University of Southern California. He previously served as a director of Boyd Gaming Corporation, Del Webb Corporation and Wells Fargo Bank/Nevada Division. A member of various civic and professional organizations, he served as chairman of the board of trustees of the UNLV Foundation and is a past chairman of the board of United Way of Southern Nevada. He was formerly a director of the Western Energy Institute and the American Gas Association.

The Board determined that Mr. Maffie should serve as a director of the Company because of his business and leadership experience in all aspects of the Company’s operations, his experience as a director of the Company since 1988 and other public companies, as well as his commitment to civic and charitable organizations in southern Nevada.

Anne L. Mariucci

Retired Construction Executive

Private Investor

Director Since: 2006

Board Committees: Nominating and Corporate Governance, Pension Plan Investment (Chair)

Ms. Mariucci, 55, received her undergraduate degree in accounting and finance from the University of Arizona and completed the corporate finance program at the Stanford University Graduate School of Business. She spent the majority of her professional career in the large-scale community development and homebuilding business. Ms. Mariucci was employed by Del Webb Corporation in 1984 and served in a variety of senior management capacities, culminating in President. She retired from Del Webb’s successor Pulte Homes, Inc. in 2003, became a private investor and, together with two partners, founded lnlign Capital Partners, a private equity firm investing in privately held companies. She is also affiliated with private equity firms Hawkeye Partners in Austin, Texas and Glencoe Capital in Chicago, Illinois. Ms. Mariucci serves on the Arizona Board of Regents and is its former chairman. She also serves as a director of Corrections Corporation of America (NYSE:CXE), the University of Arizona Health Network (UAHN), the Arizona State University Foundation and the Fresh Start Women’s Foundation. She is a past director of the Arizona State Retirement System, Scottsdale Healthcare and Action Performance Companies, as well as a past Trustee of the Urban Land Institute.

The Board determined that Ms. Mariucci should serve as a director of the Company because of her diversity and her business and financial experience in the housing industry with Del Webb Corporation and Pulte Homes throughout the Company’s service territories, as well as her commitment to government, civic and charitable organizations throughout Arizona.

Michael J. Melarkey

Partner

Avansino, Melarkey, Knobel, Mulligan & McKenzie

Director Since: 2004

Chairman of the Board

Board Committees: Compensation, Nominating and Corporate Governance

Mr. Melarkey, 63, a partner in the law firm of Avansino, Melarkey, Knobel, Mulligan & McKenzie for more than 20 years, received his undergraduate degree from the University of Nevada, Reno, his law degree from the University of San Francisco and his masters in laws in taxation from New York University. He has been in private legal practice in Reno, Nevada, since 1976. Mr. Melarkey is a member of the American Bar Association, the International Association of Gaming Lawyers and the State Bar of Nevada. He is a trustee of the Bretzlaff Foundation, the Robert S. and Dorothy J. Keyser Foundation, the Roxie and Azad Joseph Foundation and the E. L. Wiegand Trust. He is Vice President of Miami Oil Producers, Inc. and has ownership interests in the Pioneer Crossing Casino in Fernley, Nevada and the Pioneer Crossing Casino in Dayton, Nevada. He also serves as a director of the Gabelli Dividend & Income Trust, the Gabelli Global Utility and Income Trust, GDL Fund, the GAMCO Global Gold, Natural Resources & Income Trust by Gabelli, and the GAMCO Natural Resources, Gold & Income Trust by Gabelli, all closed-end mutual funds.

The Board determined that Mr. Melarkey should serve as a director because of his business and legal experience, his leadership abilities as a trustee for a number of private foundations and as a director of a number of closed-end mutual funds. In addition, the Board has based its recommendation on his knowledge of the business and operations of the Company, resulting from his service as a director since 2004.

Jeffrey W. Shaw

President and Chief Executive Officer

Southwest Gas Corporation

Director Since: 2004

Board Committees: None

Mr. Shaw, 54, joined the Company in 1988 as Director of Internal Audit. He was promoted to Controller and Chief Accounting Officer in 1991, Vice President/Controller and Chief Accounting Officer in 1993, Vice President and Treasurer in 1994, Senior Vice President/Finance and Treasurer in 2000, Senior Vice President/Gas Resources and Pricing in 2002, President in 2003, Chief Executive Officer in June 2004 and President and Chief Executive Officer in July 2012. Mr. Shaw received his degree in accounting from the University of Utah and worked for Arthur Andersen & Co., in its Dallas and Las Vegas offices prior to joining Southwest Gas. He is a member of the American Institute of Certified Public Accountants, the Nevada Society of CPAs and the Leadership Las Vegas Alumni Association. Mr. Shaw serves on the boards of the American Gas Association and the UNLV Foundation and is past President of the Western Energy Institute and current President of the Las Vegas Area Council of the Boy Scouts of America.

The Board determined that Mr. Shaw should serve as a director because, as President and Chief Executive Officer of the Company, he has an intimate working knowledge of all aspects of the Company’s operations.

A. Randall Thoman

Retired Partner

Deloitte & Touche LLP

Director Since: 2010

Board Committees: Audit, Compensation

Mr. Thoman, 61, received his degree in accounting from the University of Utah and has been a Certified Public Accountant for more than 30 years. He began his career with Deloitte & Touche LLP and became a Partner in June 1991. For 15 years, Mr. Thoman was the Partner with primary responsibility for the technical interpretation and application of accounting principles and audit standards and the review of all reporting issues and financial statements for Nevada-based companies registered with the SEC. Mr. Thoman retired from Deloitte & Touche LLP in October 2009. Mr. Thoman also serves on the board of SHFL Entertainment, Inc.

The Board determined that Mr. Thoman should serve as a director of the Company because of his business, accounting and auditing experience with Deloitte & Touche LLP and his leadership positions at the firm, his experience with SEC reporting and compliance, as well as his experience as a former director of several non-profit entities.

Thomas A. Thomas

Managing Partner

Thomas & Mack Co. LLC

Director Since: 2008

Board Committees: Audit, Nominating and Corporate Governance

Mr. Thomas, 55, received his undergraduate degree in Finance and his juris doctorate from the University of Utah. After obtaining his law degree, he joined Valley Bank of Nevada and held various executive positions with the bank until its merger with Bank of America in 1992. After the merger, he became managing partner of Thomas & Mack Co., an investment management and commercial real estate development company with properties and developments in Nevada, California, Arizona, Utah and Idaho. Mr. Thomas is actively involved in numerous charitable organizations including the Opportunity Village Foundation, the UNLV Foundation Advisory Board, the Las Vegas Rotary Club and the Las Vegas Area Council of the Boy Scouts of America. He is a member of the Nevada Bar Association and was instrumental in establishing the Thomas & Mack Legal Clinic and Moot Court Facility at the UNLV Boyd School of Law.

The Board determined that Mr. Thomas should serve as a director because of his banking and business experience, his familiarity with the commercial markets throughout the Company’s service territories and his commitment to civic and charitable organizations in southern Nevada.

Terrence “Terry” L. Wright

Owner/Chairman of the Board of Directors

Nevada Title Company

Director Since: 1997

Board Committees: Compensation, Nominating and Corporate Governance

Mr. Wright, 63, received his undergraduate degree in business administration and his juris doctorate from DePaul University. He joined Chicago Title Insurance Company while in law school and after graduation remained with the company and eventually moved to its Las Vegas, Nevada office. In 1978, he acquired the assets of Western Title to form what is now Nevada Title Company. Mr. Wright is the chairman of the board and majority owner of Westcor Land Title Insurance Company, which is licensed to issue policies of title insurance in 43 states. He is a member of the California and Illinois bar associations and has served on the board of directors for Nevada Land Title Association and the Tournament Players Club at Summerlin. He is a past-chairman of the Nevada Development Authority, the Nevada Chapter of the Young President’s Organization, the UNLV Foundation and the Council for a Better Nevada.

The Board determined that Mr. Wright should serve as a director because of his business and leadership experience with Nevada Title Company and Westcor Land Title Insurance Company, his familiarity with residential and commercial markets throughout the Company’s service territories, as well as his commitment to civic and charitable organizations in southern Nevada. In addition, the Board has based its recommendation on his knowledge of the business and operations of the Company, resulting from his service as a director since 1997.

Securities Ownership by Directors, Director Nominees, Executive Officers, and Certain Beneficial Owners

Directors, Director Nominees and Executive Officers. The following table discloses all Common Stock beneficially owned by the Company’s directors, the nominees for director and the executive officers of the Company, as of March 1, 2013.

Directors, Nominees & Executive Officers	No. of Shares Beneficially Owned(1)		Percent of Outstanding Common Stock(2)
Robert L. Boughner	23,474		*
José A. Cárdenas	6,542		*
Thomas E. Chestnut	15,670		*
Stephen C. Comer	15,170	(3)	*
LeRoy C. Hanneman, Jr.	19,193	(4)	*
Michael O. Maffie	18,014	(5)	*
Anne L. Mariucci	17,670	(6)	*
Michael J. Melarkey	23,635	(7)	*
Jeffrey W. Shaw	170,905	(8)(9)	*
A. Randall Thoman	9,744	(10)	*
Thomas A. Thomas	13,974		*
Terrence L. Wright	24,670	(11)	*
Roy R. Centrella	37,719	(8)(12)	*
John. P. Hester	71,184	(13)	*
Eric DeBonis	21,634		*
Edward A. Janov	64,176	(14)	*
James P. Kane	42,291	(15)	*
Other Executive Officers	111,835	(8)(16)	*

All Directors and Executive Officers	707,500	(17)	1.53%

(1)	Common Stock holdings listed in this column include performance shares granted to the Company’s executive officers under the Company’s Management Incentive Plan in 2011, 2012 and 2013, restricted stock units granted to the Company’s executive officers under the Company’s Restricted Stock Unit Plan (the “RSUP”) in 2011, 2012 and 2013 and restricted stock units granted to the Company’s directors under the RSUP.

(2)	“*”No individual officer or director owned more than 1% of outstanding Common Stock.

(3)	The holdings include 3,500 shares over which Mr. Comer has shared voting and investment power with his spouse through a family trust.

(4)	The holdings include 6,300 shares which Mr. Hanneman has the right to acquire through the exercise of options under the 2002 Stock Incentive Plan (the “Option Plan”) and 4,190 shares over which he has shared voting and investment control with his spouse through a family trust.

(5)	The holdings include 1,307 shares over which Mr. Maffie’s spouse has voting and investment control.

(6)	The holdings include 3,000 shares which Ms. Mariucci has the right to acquire through the exercise of options under the Option Plan.

(7)	The holdings include 6,000 shares which Mr. Melarkey has the right to acquire through the exercise of options under the Option Plan and 700 shares over which he has shared voting and investment control through a profit-sharing plan.

(8)	Number of shares does not include 28,018 shares held by the Southwest Gas Corporation Foundation, which is a charitable trust. Messrs. Shaw and Centrella and Ms. Haller are trustees of the Foundation but disclaim beneficial ownership of the shares held by the foundation.

(9)	The holdings include 73,031 shares over which Mr. Shaw has shared voting and investment power with his spouse through a family trust.

(10)	The holdings include 2,765 shares over which Mr. Thoman has shared voting and investment power with his spouse through a family trust.

(11)	The holdings include 10,000 shares which Mr. Wright has a right to acquire through the exercise of options under the Option Plan.

(12)	The holdings include 3,600 shares which Mr. Centrella has a right to acquire through the exercise of options under the Option Plan.

(13)	The holdings include 15,086 shares which Mr. Hester has a right to acquire through the exercise of options under the Option Plan and 7,738 shares over which his spouse has voting and investment control.

(14)	The holdings include 12,300 shares which Mr. Janov has a right to acquire through the exercise of options under the Option Plan.

(15)	The holdings include 108 shares over which Mr. Kane has shared voting and investment power with his spouse through a family trust.

(16)	The holdings of other executive officers include 6,900 shares that may be acquired through the exercise of options under the Option Plan.

(17)	The holdings of the directors and executive officers combined include 63,186 shares that may be acquired through exercise of options under the Option Plan.

Beneficial Owners. BlackRock Inc. reported on Schedule 13G, filed on February 1, 2013, ownership in excess of 5% of the Company’s Common Stock. GAMCO Investors, Inc. et. al. and Gabelli Funds, LLC reported on two separate Forms 13F-HR, filed on February 13, 2013, ownership in excess of 5% of the Company’s Common Stock. T. Rowe Price Associates, Inc. reported on Schedule 13G, filed on February 11, 2013, ownership in excess of 5% of the Company’s Common Stock. The Vanguard Group, Inc. reported on Schedule 13G, filed on February 12, 2013, ownership in excess of 5% of the Company’s Common Stock. Goldman Sachs Asset Management reported on Schedule 13G, filed on February 14, 2013, ownership in excess of 5% of the Company’s Common Stock. The holdings of these entities on the dates noted in the filings and as a percentage of the shares outstanding on March 1, 2013 are as follows:

Beneficial Owner	No. of Shares Beneficially Owned	Percent of Outstanding Common Stock
BlackRock Inc.(1)	3,789,234	8.18%
40 East 52nd Street New York, New York 10022
GAMCO Investors, Inc. et. al.(2).	3,461,160	7.48%
One Corporate Center Rye, New York 10580
T. Rowe Price Associates, Inc.(3)	3,096,000	6.69%
100 E. Pratt Street Baltimore, Maryland 21202
The Vanguard Group, Inc.(4)	3,070,014	6.63%
100 Vanguard Blvd. Malvern, Pennsylvania 19355
Goldman Sachs Asset Management(5).	2,420,746	5.23%
200 West Street New York, New York 10282

(1)	BlackRock Inc. has sole voting and dispositive power over all of the shares beneficially owned.

(2)	GAMCO Investors, Inc. et. al. has sole voting power over 3,315,160 shares, no voting power over 146,000 shares and sole dispositive power over all of the shares beneficially owned.

(3)	T. Rowe Price Associates, Inc. has sole voting power over 584,790 shares and sole dispositive power over all of the shares beneficially owned.

(4)	The Vanguard Group, Inc. has sole voting power over 76,485 shares, shared dispositive power over 68,985 shares and sole dispositive power over 3,001,029 of the shares beneficially owned.

(5)	Goldman Sachs Asset Management has sole voting power over none of the shares, shared voting power over 2,253,325 shares and shared dispositive power over all of the shares beneficially owned.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company has procedures in place to assist directors and executive officers in complying with Section 16(a) of the Exchange Act, which includes the preparation of forms for filing. Based upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied during 2012 with the reporting requirements of Section 16(a) of the Exchange Act, except the purchase of 1,500 shares of Company Common Stock by director Cárdenas on March 2, 2012 that was reported on Form 4 on March 7, 2012.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our 2012 executive compensation program, the compensation decisions made by the Compensation Committee (the “committee”) under our executive compensation program, and the factors considered in making such decisions. This section focuses on the compensation of the Company’s named executive officers (“NEOs”) for fiscal 2012, who were:

*	Jeffrey W. Shaw, President and Chief Executive Officer

*	Roy R. Centrella, Senior Vice President/Chief Financial Officer

*	John P. Hester, Senior Vice President/Regulatory Affairs and Energy Resources

*	Eric DeBonis, Senior Vice President/Operations

*	Edward A. Janov, Senior Vice President/Corporate Development

*	James P. Kane, former President

Executive Summary

Objectives

The objectives of our executive compensation program are to:

*	Align the interests of the NEOs with those of the Company, its customers and its shareholders;

*	Recruit, retain and motivate executive talent;

*	Recognize and reward performance that meets or exceeds the Company’s objectives; and

*	Be fair and competitive.

The Company’s 2012 Performance

Results for the key performance measures of our natural gas operations used in the Company’s incentive-based compensation programs were as follows:

*	Return-on-equity (“ROE”) was 8.88%, exceeding our target of 7.90%;

*	Customer satisfaction was 93.5%, exceeding our target of 90%;

*	Customer-to-employee ratio was 836-to-1, exceeding our target of 817-to-1; and

*	Operating cost increases were 3.65%, better than our target of 3.90%.

Based on our achievements, the annual incentive compensation plan paid out at 121% of target and the long-term incentive program, which is based on performance over the last three years, paid out at 150% of target.

We believe that our compensation program is successful at motivating the creation of shareholder value. The Company performed well in 2012 and has a solid record of success over the last five years. Performance continues to be driven by management’s steadfast focus on the core fundamentals of our businesses. Operating cash flows have remained strong and the Company’s common equity to total capitalization has improved steadily in recent years. Other recent accomplishments include the following:

*	Basic earnings per share increased from $2.29 in 2010, to $2.45 in 2011 and to $2.89 in 2012.

*	Dividends per share were $1.00 in 2010, $1.06 in 2011 and $1.18 in 2012. In February 2013, the Board increased the quarterly dividend from 29.5 cents to 33 cents per share ($1.32 on an annual basis), effective with the June 2013 payment.

*	The Company’s stock price has recovered from the overall market downturn experienced in 2008 and traded above $45 for the first time in our history in 2012.

*	Throughout 2012, and for the first time in the Company’s history, we enjoyed rate structures in each of our service territories that were insulated from fluctuations in weather and that were not dependent upon the level of natural gas sales, known in the industry as “decoupled” rate structures.

Program Design

Compensation for NEOs includes:

*	Cash in the form of base salary;

*	Annual at-risk variable incentive compensation in the form of cash and stock-based compensation;

*	Long-term at-risk variable incentive compensation in the form of restricted stock units;

*	Perquisites in the form of car allowances, cable internet access, allowances for annual physical examinations, life insurance and financial and estate planning allowances; and

*	Other benefits that include the same group health and welfare benefit programs and tax-qualified retirement plans available to all employees, as well as executive nonqualified retirement plans.

None of the NEOs, other than Mr. Shaw, the Company’s principal executive officer (the “PEO”), had an employment agreement with the Company during 2012. The PEO’s employment agreement expired in the second quarter of 2012 (the “Expired Employment Agreement”) and was replaced by a letter agreement (the “Letter Agreement”) containing post-termination benefits substantially less favorable to the PEO.

Base salary is designed to approximate the median (50th percentile) of the amounts paid by peer group companies (as discussed below), and we set overall compensation to be competitive in a range between the 35th and the 65th percentiles of the peer group (plus or minus 15 from the median). For 2012, overall total direct compensation for the NEOs, as a group, was 25% below the median of the peer group.

Best Practices

We believe that the Company has adopted best practices for executive compensation. We annually review all elements of NEO pay and, where appropriate for the business and shareholders, make changes to incorporate current best practices. Shareholders responded with over 98% of the votes cast on “Say on Pay” at our 2012 Annual Meeting in favor of the compensation of the NEOs. In keeping with best practices, we have:

*	Adopted stock ownership guidelines for all NEOs and directors, with retention thresholds set at a meaningful factor times annual cash remuneration;

*	Set a significant portion of each NEO’s total direct compensation opportunity, which includes base salary and annual and long-term incentives, linked to Company performance by including components of compensation opportunity that are at risk subject to the achievement of established performance criteria;

*	Aligned pay practices with shareholder and customer interests with an eye toward remaining competitive, and used risk analysis and mitigation to provide compensation practices that motivate appropriate risk-taking, by, for example, providing compensation incentives for achievement of certain identified Company objectives and goals, while disincenting unnecessary risk-taking, by, for example, including stock ownership guidelines for the PEO;

*	Reviewed, analyzed and considered whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us, and concluded that no such material risks were identified;

*	A compensation committee that is composed of only independent directors;

*	An independent compensation consultant retained by, and which reports to, the committee and has no other business with the Company;

*	Annual reviews of our compensation peer group;

*	Regular briefings from the compensation consultant regarding key trends;

*	An annual review of PEO performance;

*	No employment agreements, other than a Letter Agreement with the PEO providing limited post-termination benefits in the event of his termination prior to November 9, 2013;

*	Change in control agreements with the NEOs, which do not provide for tax gross-ups or severance amounts that exceed more than three times base pay and bonus, and which do include double trigger vesting provisions for equity awards;

*	No cash dividends paid on unvested stock-based awards. In lieu of cash dividends, recipients receive additional restricted stock-based awards that will vest/forfeit based on the same measures applicable to the underlying awards; and

*	No tax reimbursements or gross-ups for life insurance, bonus, trusts, or stock vesting.

Summary of Key Changes in 2012 and 2013

Shareholders supported the Company’s executive compensation practices with a positive say-on-pay vote of over 98% of the votes cast at our 2012 Annual Meeting. In light of this support, the Company did not make any material changes to executive compensation programs in 2012 or 2013. Key developments during this period include:

*	The expiration of the PEO’s Expired Employment Agreement (which contained a tax gross-up provision commonly disfavored by shareholders) and the effectiveness of his change in control agreement and Letter Agreement;

*	James P. Kane’s reassignment from the Company to NPL Construction Co. (“NPL”), a wholly owned pipeline construction subsidiary of the Company, and Mr. Kane’s employment agreement with NPL (the “Kane NPL Agreement”); and

*	An incremental restricted stock unit award to senior officers under the Company’s long-term equity incentive plan in recognition of the Company’s performance over the past 10 years.

The PEO’s Expired Employment Agreement, which contained a tax gross-up provision, expired in the second quarter of 2012. In late 2011, the committee, with the assistance of Pay Governance, an independent consultant to the committee, evaluated market practices related to post-termination benefits and those that would be appropriate for the PEO. As a result of such evaluation, the committee recommended and the Board approved new arrangements between the Company and the PEO, including a change in control agreement in substantially the same form as the change in control agreements with the other NEOs and the Letter Agreement providing limited post-termination benefits in the event of a termination prior to the PEO’s 55th birthday in the absence of a change in control. Potential benefits under the change in control agreement and the Letter Agreement, respectively, are substantially less favorable to the PEO than the comparable benefits provided under the PEO’s Expired Employment Agreement. Both arrangements, which are discussed in more detail below, became effective on June 1, 2012.

Key features of the PEO’s new change in control agreement include:

*	A term of three years, with no automatic renewal. Prior to the end of the three-year term, the committee and the Board will reevaluate the change in control agreement in light of the market conditions at that time and decide what action to take.

*	No tax “gross-up” provision, such as the provision contained in the Expired Employment Agreement.

*	The number of points which the PEO may use for purposes of determining eligibility for benefits, vesting and calculation of benefits under the Supplemental Executive Retirement Plan (“SERP”) was reduced from 15 to six points.

*	A “double trigger” provision for payment of a severance benefit, which requires both a change in control and the PEO’s termination of employment for good reason or the Company’s termination of the PEO’s employment for reasons other than death, disability or cause.

On July 11, 2012, James P. Kane was appointed President and Chief Executive Officer of NPL. In connection with this new appointment, Mr. Kane relinquished his position as President of the Company, and payment of his base salary by the Company ceased. Mr. Kane was paid incentive compensation for 2012 by the Company under the Company’s Management Incentive Plan (“MIP”) and Restricted Stock/Unit Plan (“RSUP”) on a pro rata basis for the portion of the year that he acted as an officer of the Company. Mr. Kane and NPL entered into the Kane NPL Agreement, effective July 12, 2012, for a term ending December 31, 2013. The Kane NPL Agreement was determined to be an appropriate measure to (i) attract Mr. Kane, a seasoned utility operations executive, to NPL by making a commitment to compensate Mr. Kane at levels equal to his Company compensation and (ii) obtain restrictive non-competition and non-solicitation covenants from Mr. Kane that are customary for the competitive industry in which NPL does business.

Pursuant to the terms of the Kane NPL Agreement, Mr. Kane received a base salary from NPL during the portion of 2012 that he was employed by NPL that was consistent with the level of his base salary at the Company prior to his transition to NPL. For 2012, NPL’s board of directors, in consultation with the committee, established a cash incentive for Mr. Kane at the same level as Mr. Kane’s prior incentives under the Company’s MIP and RSUP. In effect, Mr. Kane was awarded an annual cash incentive for the portion of 2012 that he was with NPL based on the Company’s performance under the MIP and the RSUP and Mr. Kane’s MIP and RSUP participation levels in effect prior to his departure from the Company. NPL’s board of directors, in consultation with the committee, also awarded Mr. Kane a discretionary cash bonus based on 2012 performance.

In January 2013, the committee approved an incremental RSUP award for each senior officer equal to 15% of base salary. The awards were granted in recognition of the Company’s superior performance and improved financial condition over the last 10 years, based on award criteria previously approved by shareholders.

The remainder of this Compensation Discussion and Analysis offers a detailed explanation of the Company’s compensation policies and decisions with respect to the NEOs.

Compensation Objectives

The objectives of the Company’s compensation program are to recruit, retain, reward, and motivate talented executives and to align their interests with our customers and shareholders. Our executive compensation program is designed to reward performance, “know-how,” “problem solving” and “accountability” and to elicit long-term employment commitments. We strive to set salary at levels that ensure reasonableness, market competitiveness and internal equity for each position. Performance awards, retirement benefit opportunities and post-termination benefits support our goal of attracting and retaining talented executives over long-term employment commitments, while at the same time increasing shareholder value, achieving operational efficiencies and providing continued exceptional customer satisfaction.

As a public utility, the Company is a highly-regulated entity, and the compensation it provides is evaluated as a part of the regulatory review process. Our compensation program must be responsive to market conditions and the regulatory environment we face as a public utility. Compensation costs, like all Company operating expenses, are subject to reasonableness reviews by the regulatory bodies in the states and jurisdictions in which we operate. In addition, the regulatory review process recognizes the value of providing incentives for operational efficiencies and overall customer satisfaction.

The long-term nature of the Company’s customer service obligations shapes the overall structure of the executive compensation program. We seek to ensure that long-term corporate and customer goals of safe, continuous service at reasonable rates are achieved. We also recognize that we are in a competitive environment for executives, and the compensation program has to recognize and reward performance. Non-equity incentive compensation and restricted stock-based awards are designed to address performance and provide significant support for long-term employment commitments.

The executive compensation program is prospective. The results of previously earned performance awards and the deferral of cash compensation are not taken into consideration in establishing the appropriate level of future compensation. The Company’s past performance, however, is taken into consideration in determining the long-term performance awards and in setting new performance targets.

The executive compensation program is administered by the committee. The committee annually reviews and approves the corporate goals and objectives relevant to the PEO’s compensation, the PEO’s performance in relation to such goals and objectives and, together with the other Independent Directors of the Board of Directors, the PEO’s actual compensation. The committee also reviews, together with the PEO, and approves the salaries and incentive compensation for the other executive officers.

Management annually provides information to the committee regarding what it believes to be appropriate compensation levels and performance programs and awards. This information is gathered from external independent surveys and publicly available compensation comparisons. Consultants may also be retained by management to independently assess the compensation program. Management, including the NEOs, provides guidance to, and receives direction from, the committee regarding the executive compensation program.

In addition, the committee has the authority, independent of management, to employ and retain consultants to assist it in establishing the executive compensation program objectives and in determining whether the objectives have been satisfied. The methodology used by the Company for determining executive salaries and pay increases has been reviewed by Pay Governance, an independent consultant to the committee. Pay Governance’s review encompassed all officers and indicated general approval of the methodology used. There were no changes to the methodology used by the Company during 2012.

Elements of Compensation

The executive compensation program consists of the following elements:

*	Salary;

*	Incentive stock-based awards;

*	Non-equity incentive compensation;

*	Perquisites;

*	Welfare benefits;

*	Retirement benefits; and

*	Post-termination benefits (under certain circumstances, as discussed below).

Welfare benefits, including group life, health, hospitalization, and medical reimbursement programs, available to executive officers are the same in scope, terms and operation as the benefits available to all Company employees. Retirement benefits include both tax-qualified and nonqualified defined benefit and contribution retirement plans. Post-termination benefits are governed by change in control agreements, the PEO’s Letter Agreement and the Kane NPL Agreement, as applicable.

Decision to Pay Each Element of Compensation

The primary objective of the executive compensation program is to elicit strong performance for customers and shareholders through the use of competitive performance-based compensation that attracts, retains and motivates high caliber executive talent. To accomplish this, the program is designed to respond to changing market conditions and to offer a broad spectrum of compensation opportunities. Performance is the critical component of the program, and both individual and overall Company performance can impact an officer’s level of compensation on an annual basis.

Salaries and performance-based compensation are linked to recognize each officer’s responsibilities and individual contribution to the success of the Company. As explained in greater detail below, an officer’s award opportunity is based on a percentage of salary and, as a result, will move in relation to changes in salary. How an officer satisfies his or her direct individual responsibilities can also impact the level of an individual officer’s performance-based compensation. Exemplary performance is expected and rewarded with the compensation elements of the program, while poor performance will result in the reduction or possible elimination of an award under our Management Incentive Plan (“MIP”).

The availability of pension benefits allows the Company to deemphasize the salary component of an executive officer’s overall compensation package while still remaining competitive. The level of deferral opportunities under the Company’s qualified and nonqualified plans, however, do not influence the committee’s decisions regarding the appropriate level of overall compensation. Welfare benefits and perquisites are also viewed by the committee on a stand-alone basis, while post-termination benefits are influenced by current salary levels.

Determination of the Amount to be Paid for Each Element of Compensation

The nature of the Company’s operations and competitive considerations have led the committee to design and employ a compensation program that is comparable to compensation programs widely used in the industry by public utilities and accepted by various utility regulatory agencies. Salaries and performance-based compensation paid to the NEOs are determined by using a variety of sources, including the Hay Group for salary design and compensation surveys prepared by the American Gas Association, Towers Watson and Mercer for the components of compensation and competitive market compensation levels.

Compensation is reviewed annually and is subject to mid-year adjustment. In determining compensation for July 1, 2012 through June 30, 2013, the committee used a compensation comparison and analysis performed by Towers Watson (“Towers Watson Study”), the consultant engaged by management. The Towers Watson Study compared the Company’s compensation packages, including base salary, total cash compensation and total direct compensation (which includes stock-based awards under the MIP and the 2006 Restricted Stock/Unit Plan (“RSUP”)), to compensation data from two primary sources: 1) published compensation surveys that best represent the Company in the marketplace, and 2) peer company proxy filings, from a peer group of comparable companies chosen by Towers Watson. The structures of incentive compensation, deferred compensation and supplemental retirement programs of the Company were also reviewed in comparison to structures of peers. Methods similar to those used in the Towers Watson Study were employed for the annual compensation comparison and analysis performed by the Company in 2011, which the committee used in determining compensation for July 1, 2011 through June 30, 2012.

In addition to reviewing national market surveys, the Towers Watson Study included compensation comparison and analysis using proxy peer data. The peer group is composed of 18 companies in the utility industry that are deemed to be of comparable size and to have similar basic structure and operational complexity and excludes companies with less than half or more than twice the reported revenue of the Company. The peer group, which was selected by Towers Watson, includes the following companies:

* AGL Resources, Inc.	* Piedmont Natural Gas Co., Inc.
* Avista Corporation	* Pinnacle West Capital Corporation
* Black Hills Corporation	* PNM Resources, Inc.
* Great Plains Energy, Inc.	* Portland General Electric Company
* The Laclede Group Inc.	* Questar Corporation
* National Fuel Gas Company	* UNS Energy Corporation
* New Jersey Resources Corporation	* Vectren Corporation
* Northwestern Corporation	* Westar Energy, Inc.
* NV Energy, Inc.	* WGL Holdings, Inc.

We set base salaries for the NEOs at amounts that approximate the 50th percentile of the amounts paid by the peer group of companies discussed above (“relevant market”). We set overall compensation to be competitive in a range between the 35th and the 65th percentiles of the peer group (plus or minus 15 from the median). The selection of these parameters is designed to be comparable and competitive with the relevant market, to address the regulatory environment in which the Company operates and to provide a reasonable range of incentives to reward performance.

Other elements of overall compensation (perquisites, welfare benefits, retirement benefits and post-termination benefits) were implemented at various times over the past several years to remain competitive with the relevant market. In determining the Company’s overall compensation, we annually compare the Company’s elements of compensation and the level of benefits with those of the relevant market to ensure the Company remains competitive. For 2012, in aggregate, target total direct compensation for the NEOs was 25% below the median of the peer group selected for the Towers Watson Study.

The material elements of management’s directions to Towers Watson in connection with their engagement for the Towers Watson Study included providing (i) management with basic market data on compensation practices, both from peer companies in the utility industry and among general industry, (ii) commentary on the current policies with respect to market practices, and (iii) options to consider if it is determined that changes to current practices are needed. The committee engaged Pay Governance as an independent consultant to perform a competitive pay benchmarking analysis of the officers, independent of the Towers Watson Study. Pay Governance’s engagement with the committee also included a review of the Company’s internal director compensation comparison and analysis. The Company determined that the committee’s compensation consultant did not receive fees for services, in addition to executive and director compensation services, in excess of $120,000.

For 2012, the committee analyzed whether the work of each of Towers Watson and Pay Governance as a compensation consultant raised any conflict of interest, taking into consideration all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. The committee ultimately determined, based on its analysis of all relevant factors, that the work of Towers Watson and Pay Governance has not created any conflict of interest.

Current vs. At-Risk Compensation

Total direct compensation of the Company’s NEOs, other than base salary, is at risk and must be earned by achieving annual and long-term performance goals. The portion of total direct compensation designed to be paid in base salary versus variable pay depends upon the NEO’s position and the ability of that position to influence outcomes, as well as market factors. The PEO has the largest portion of pay at risk. In 2012, the percentage of targeted total direct compensation opportunity at risk or earned by achieving performance goals was approximately 69.7% for the PEO, and, for the other NEOs, the average percentage of such compensation at risk was approximately 59.1%.

Salaries

Salaries for the Company’s NEOs are established based on the scope of their responsibilities, taking into account competitive market compensation paid by the peer group and additional salary survey data for similar positions. Salary design is established using the Hay Group method. The Hay Group method values the substance of the positions based on “know-how,” “problem solving,” and “accountability.” Input from the Hay Group, the Towers Watson Study and utility and general industry surveys are used by the committee to help ensure that salaries are reasonable, competitive and properly address position responsibility. The range of salaries available through this review provides an objective standard to determine the appropriate level of salary for a given executive position. Salaries are reviewed annually and are subject to mid-year adjustment to realign salaries with market levels after taking into consideration individual responsibilities, performance, inflation and experience. Mid-year salary increases were provided to the NEOs in 2012 based on the Company’s established compensation methodology.

Incentive Compensation

The performance component of the Company’s executive compensation program is designed to reward Company performance and consists of non-equity incentive compensation and restricted stock-based awards provided through the MIP and the RSUP (collectively, “Incentive Plans”). The committee has designed the Incentive Plans to focus on specific annual and long-term Company financial, productivity and customer satisfaction performance goals.

MIP

Annually, we establish incentive opportunities under the MIP, expressed as a percentage of each individual’s salary at year-end (after taking into account any mid-year salary adjustment), corresponding with each individual’s position and responsibilities with the Company, and determine the performance goals to be measured against these opportunities. For 2012, the incentive opportunities for the NEOs were set at the following percentages of salary:

Incentive Opportunities (% of salary)
Jeffrey W. Shaw	115%
Roy R. Centrella	75%
John P. Hester	75%
Eric DeBonis	75%
Edward A. Janov	75%
James P. Kane	100%

The performance measures for 2012 were tied to the financial performance, productivity and customer satisfaction of the Company’s natural gas operations. This mix of performance goals is designed to address both shareholder and customer interests through the Company’s financial performance, increased productivity and customer satisfaction. In prior regulatory proceedings, the regulatory commissions have insisted that productivity measures and customer satisfaction goals be included in the MIP in order to recover any of the costs of the program through the Company’s natural gas rates.

The financial measure, ROE, is designed to reward success in reaching the average authorized return-on-equity. The productivity measures are designed to reward success in reaching a predetermined customer satisfaction percentage, a percentage improvement in the customer-to-employee ratio, and a predetermined percentage of cost containment for operating costs.

Each of the performance measures is equally weighted, and the actual performance award can range from 70% to 140% of the assigned incentive opportunity for each measure. If the threshold percentage for any measure is achieved, a percentage of annual performance awards will have been earned. Regardless of whether such awards are earned, no awards will be paid in any year unless dividends paid on our Common Stock for such year equal or exceed the prior year’s dividends.

The performance measure targets for 2012 were as follows:

*	ROE – The target for the ROE component of the MIP was 7.90%, which represented 82.5% of the Company-wide authorized weighted average ROE of 9.87%, minus 0.25% to remove the volatility associated with Company-owned life insurance. The threshold for an award for this measure is reached at 70% of target, a 5.53% ROE, and a maximum award is achieved at 140% of the ROE target, an 11.06% ROE.

*	Customer Satisfaction – The target for this component was 90% for 2012, an increase from the prior year target of 85%. The threshold for an award for this measure is reached at 83%, and a maximum award is achieved at a customer satisfaction level of 97%.

*	Customer-to-Employee Ratio – The target for this component of the MIP for 2012 was set at 817 customers per employee, which represents a 1% improvement over the actual ratio of 809 customers per employee at December 31, 2011. This target percentage improvement was unchanged from the previous year. Achieving the ratio of 809 customers per employee would satisfy the award opportunity threshold and 829 customers per employee will satisfy the maximum payout for this measure.

*	Operating Costs – For the operating cost component of the MIP, we use a target that reflects estimated inflation and a growth factor. The minimum, average and maximum inflation estimates are derived from the Blue Chip Economic Indicators publication and were 1.8%, 2.8% and 3.8%, respectively. These percentages are used along with a customer growth assumption of 1.1% to calculate the minimum, target and maximum measures. As a result, the target for 2012 was set at 3.9%. The minimum target was set at 4.9%, and the maximum award is achieved by experiencing an annual increase of 2.9% or less.

The success in achieving the performance measures for 2012 is discussed in the narrative following the Summary Compensation and Grants of Plan-Based Awards Tables.

The incentive opportunities as a percentage of salary for the NEOs are the same for 2013. The four performance measures used to determine whether the incentive opportunities are earned are also the same. The target for the ROE for 2013 is set at 8%, which represents 85% of the Company-wide authorized weighted average ROE, adjusted downward by 25 basis points to reflect the removal of Company-owned life insurance returns from consideration in the MIP. The customer satisfaction target is set at 90%, and the customer-to-employee target is set at 844 customers per employee, a one percent improvement over the actual ratio at the end of 2012. The operating cost target is set at 3.6%, a target that reflects estimated inflation at 2.5% and a growth factor of 1.1%.

If annual performance awards are earned and payable, payment of the awards will be subject to a reduction depending upon satisfaction of the MIP participants’ individual performance goals. Any reductions would be tied to an individual’s overall award and not any one specific performance measure. The committee reviews the PEO’s individual performance to determine whether there will be any downward adjustment. For 2012/2013, individual performance goals for the PEO centered on (i) working with regulators to improve the level and stability of revenues and cash flows, (ii) striving to control operating expenses, (iii) striving to maintain/strengthen the Company’s credit ratings, (iv) pursuing actions that will, over the longer-term, improve the Company’s equity value, (v) updating the Board on the progress made on the succession plan for the CEO and key members of management and (vi) presenting strategic alternatives to the Board and pursuing agreed upon strategies.

The PEO reviews the other executive officers’ individual performances to determine whether there will be any downward adjustment in the performance awards. As a result of such review, if the PEO recommends a downward adjustment in the performance awards, the PEO will bring the matter before the committee for review and approval. There were no downward adjustments for 2012. The goals of the other NEOs are designed to reflect their individual responsibilities and to complement the goals of the PEO. Mr. Centrella’s goals were centered on financial planning activities, timely, accurate and useful financial reporting, improving the Company’s credit profile, cost containment measures, and regulatory compliance. Mr. Hester’s goals were directed at improving the level and stability of revenues and cash flows through timely regulatory filings in all of our rate jurisdictions, the acquisition of gas supplies for customers, gas cost recoveries through the regulatory process, and regulatory compliance. Mr. DeBonis’ goals were directed to maintaining system safety, controlling operating costs, and achieving maximum profitability on new growth. Mr. Janov’s goals were focused on improving the Company’s credit profile, maximizing the efficient deployment of capital, and developing profit improvement strategies. Mr. Kane’s goals were directed to maintaining system safety, controlling operating costs, and achieving maximum profitability on new growth. The individual performance goals for the PEO and other NEOs were satisfied, and there were no reductions in their MIP awards in respect of 2012.

Further, the annual MIP awards will be split, with 40% paid in cash (which are disclosed as non-equity incentive plan compensation in the Summary Compensation Table) and the remaining 60% converted into performance shares (which are disclosed as stock awards in the Summary

Compensation and Grants of Plan-Based Awards Tables Narrative) tied to a five-day average value of the Company’s Common Stock for the first five trading days in January. The performance shares are restricted for three years, and the ultimate payout in Common Stock is subject to continued employment during this restricted period; provided, however, that MIP performance shares vest immediately when a MIP participant retires after the age of 55 (subject to restrictions under Code Section 409A).

RSUP

The RSUP is designed to provide incentives for maintaining long-term performance and strengthening shareholder value. The award opportunities, like that of the MIP, are based on a percentage of salary. For 2012, the incentive opportunities for the NEOs were set at the following percentages:

Incentive Opportunities (% of salary)
Jeffrey W. Shaw	45%
Roy R. Centrella	20%
John P. Hester	20%
Eric DeBonis	20%
Edward A. Janov	20%
James P. Kane	30%

The performance goal used to determine whether an award is earned is the average MIP payout percentage for the three years immediately preceding the award determination date. The target is set at an average MIP payout percentage of 100%; however, no award will be earned unless the average MIP payout percentage is at or above 90%. If an award is earned, it will be granted in the range of 50% to 150% of the incentive opportunity in the form of restricted stock or restricted stock units, based on the five-day average value of the Company’s Common Stock for the first five trading days in January. Restricted stock and/or restricted stock units vest in percentages (40%, 30% and 30%) over the three years following the date of the award; provided, however, that RSUP awards vest immediately when an RSUP participant retires after the age of 55 (subject to restrictions under Code Section 409A). The success in achieving the performance measures for 2012 is discussed in the narrative following the Summary Compensation and Grants of Plan-based Awards Tables.

In January 2013, the committee approved an incremental RSUP award for each senior officer of the Company equal to 15% of base salary for 2012. Mr. Kane did not receive an incremental award because he departed the Company for NPL prior to the date of the awards. The restricted stock units granted will vest on the same schedule as annual RSUP awards. The awards were granted in recognition of the Company’s superior performance and improved financial condition over the last 10 years. The factors referenced by the committee when recommending these awards were the incentive award criteria approved by shareholders for the RSUP.

Perquisites

The Company provides a limited number of perquisites to its executive officers. The executive officers receive car allowances, cable internet access, annual $2,500 allowances for physical examinations, life insurance and a $5,000 allowance once every three years to assist in financial and estate planning. Senior officers are also provided social club memberships.

Retirement Benefits

Four retirement benefit plans are available to the executive officers. Two of the plans, the Retirement Plan for Employees of Southwest Gas Corporation (“Retirement Plan”) and the Employees’ Investment Plan (“EIP”), both tax-qualified plans, are available to all of our employees. Two additional plans are offered to the executive officers, the SERP and the Executive Deferral Plan (“EDP”). These additional plans were established to attract and retain qualified executive officers and to address the dollar limitations imposed on the two tax-qualified plans.

Benefits under the Retirement Plan are based on (i) the executive’s years of service with the Company, up to a maximum of 30 years, and (ii) the average of the executive’s highest five consecutive years’ salaries, within the final 10 years of service, not to exceed a maximum compensation level established by the Internal Revenue Service. The SERP is designed to supplement the benefits under the Retirement Plan to a level of 50 – 60% of salary. To qualify for benefits under the SERP, which is based on a 12-month average of the highest consecutive 36-months of salary, an executive is required to have reached (i) age 55, with 20 years of service with the Company, or (ii) age 65, with 10 years of service.

Executives may participate in the EIP and defer salary up to the maximum annual dollars permitted for 401(k) plans under the Code. Investments of these deferrals are controlled by the individual executives from a selection of investment options offered through the EIP. The Company does not match contributions for executive deferrals into the EIP. The EDP supplements the deferral opportunities by permitting executives to defer up to 100% of their annual salary and non-equity incentive compensation. As part of the EDP, the Company provides matching contributions that parallel the contributions made under the EIP to non-executives, up to 3.5% of their annual salary. Amounts deferred and Company matching contributions bear interest at 150% of the Moody’s Seasoned Corporate Bond Rate. At retirement or termination, with five years of service with the Company, the executive officers will receive EDP balances paid out at the election of the participant over a period of 10, 15, or 20 years and will be credited during the applicable payment period with interest at 150% of the average of the Moody’s Seasoned Corporate Bond Rate on each January 1st for the five years prior to the start of retirement.

Post-Termination Benefits

Change in Control Agreements

The Company offers change in control agreements to its officers to align their interests with shareholders and to retain and motivate high caliber executive talent. Providing change in control benefits is designed to reduce the reluctance of management to pursue potential change in control transactions that may be in the best interests of shareholders and helps ensure stability and continued performance during the protracted process of merging with or acquiring a regulated utility. We engaged independent consultants and outside counsel to ensure that the provisions of the change in control agreements are appropriately consistent with current market practice.

The term of each of the change in control agreements is three years, with no automatic renewal period. Prior to the end of the three-year term, the committee and the Board will reevaluate the change in control agreements in light of the market conditions at that time and decide what action to take. The protection period for officers is 24 months after a change in control. A change in control event under the agreements is generally defined to include approval by the Company’s shareholders of the dissolution or liquidation of the Company, consummation of a merger or a similar transaction which results in more than a 50% change in ownership, acquisition by one person (or group of persons) of at least 20% of the ownership of the Company, consummation of the sale of substantially all of the Company’s business and/or assets, or the replacement of the majority of the members of the incumbent Board of Directors (excluding replacement directors nominated by the incumbent Board).

Upon a change of control event and the termination of employment without cause or as a result of a significant reduction in his duties, responsibilities, location or compensation, the officer will receive a lump-sum severance payment equal to the sum of (a) for the PEO, 36 months, for Messrs. Centrella,

Hester, DeBonis, Janov and other senior officers, 30 months, and for the other officers, 24 months, of annual base salary and (b) in the form of cash, an amount equal to any annual incentive compensation calculated at 100% of the target amount payable for the same periods. Restricted stock awards, stock options and other similar awards, as well as benefits under nonqualified plans may vest and/or become exercisable upon a change in control event. In addition, at the minimum age of 50 and for purposes of determining eligibility for benefits, vesting and calculation of benefits under the SERP, Messrs. Shaw, Centrella, Hester, DeBonis, Janov and other senior officers will be permitted to add six points, while all other officers will be permitted to add five points to the applicable formulas under the SERP. Finally, each officer shall be entitled to reimbursement of reasonable outplacement services not to exceed $30,000. The change in control agreements include a “double trigger” provision, which requires both a change in control and the officer’s termination of employment for good reason or the Company’s termination of the officer’s employment for reasons other than death, disability or cause, for payment of a severance benefit.

These change in control agreements have no tax gross-up provisions and instead employ a “best net” approach whereby benefits would be reduced if a reduced benefit would result in a greater after-tax benefit to the officer. If any payment under these agreements would constitute a “parachute payment” subject to any excise tax under the Code, the Company will not pay the tax on behalf of the officers.

In connection with his transition from the Company to join NPL, Mr. Kane acknowledged that his change in control agreement had no further effect.

PEO’s Letter Agreement

The PEO’s Letter Agreement, which became effective June 1, 2012, provides post-termination benefits payable in the absence of a change in control of the Company upon a separation from service resulting from (i) termination without cause or (ii) as a result of a significant reduction in his duties, responsibilities, location or compensation (collectively, referred to as a “Termination Event”). If a Termination Event occurs, the PEO would receive a lump sum cash payment equal to 12 months of base salary, plus incentive compensation for the period during the applicable plan year preceding the date of termination and for a period of 12 months following the date of such termination. In addition, all unvested stock-based awards will vest and stock options will remain exercisable for 90 days after a Termination Event. Up to an additional year would be provided towards the age assumption for eligibility, vesting and calculation of benefits under the SERP. The Letter Agreement terminates on November 9, 2013, the PEO’s 55th birthday.

Kane NPL Agreement

The Kane NPL Agreement, effective July 12, 2012, provides post-termination benefits payable in the absence of a change in control of the Company or NPL upon a Termination Event from NPL. If such a Termination Event occurs, Mr. Kane would receive, subject to continued compliance with the restrictive covenants contained in the Kane NPL Agreement, continued payment of base salary, perquisites and welfare benefits through December 31, 2013, and incentive compensation for the year in which the termination event occurs. Any incentive compensation due under the Kane NPL Agreement would be based on actual performance under the performance criteria established by NPL’s board of directors during the applicable period (capped at 170% of base salary). Mr. Kane will be subject to non-competition and non-solicitation restrictions in favor of NPL for a period of six months following any termination of his employment.

Interaction of the Compensation Elements in Relation to the Compensation Objectives

The Company’s executive compensation program is intended to reward performance and to promote long-term employment commitments. Being rewarded for actual performance recognizes the Company’s commitments to increasing shareholder value, implementing operational efficiencies and maintaining customer satisfaction. Salary, retirement benefits and the opportunity to be rewarded for performance provide the incentive to secure long-term commitments to the Company. Taken as a whole, the program supports the Company’s commitment to its shareholders and its long-term commitment to its customers.

Say-on-Pay

The committee attempts to balance the interests of the Company, its shareholders and customers. The Company provides an annual say-on-pay advisory vote regarding executive compensation. The Company received majority approval in 2012, with more than 98% of the votes cast in favor of the compensation of the NEOs as described in the proxy statement for the 2012 annual meeting. The Board and the committee reviewed the final vote results and did not make any material changes to the compensation policies as a result of these votes. We describe additional actions taken by the committee in 2012 and 2013 in the Executive Summary. We determined that our stockholders should vote on a say-on-pay proposal each year. Accordingly, the Board recommends that you vote FOR Proposal 2 at the Annual Meeting. For more information, see “ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION” in this Proxy Statement.

Deductibility of Compensation

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the chief executive officer or any of the other four most highly compensated executive officers. Generally, awards under the MIP, which permits the grant of performance-based compensation, may not be subject to the deduction limit if certain requirements are met. We have also structured certain other performance-based portions of the executive compensation program in a manner that is designed to comply with the exceptions to the deductibility limitations of Section 162(m). While we intend for the performance-based compensation arrangements to meet the requirements of Section 162(m), we can provide no assurances that such compensation arrangements would ultimately satisfy such requirements.

The committee believes, however, that in certain circumstances, factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its shareholders. Given our industry and business, as well as the competitive market for outstanding executives, the committee believes that it is important to retain the flexibility to design compensation programs consistent with the overall executive compensation program even if some executive compensation is not fully deductible. The committee has from time to time approved elements of compensation for certain officers that may not be fully deductible and reserves the right to do so in the future when appropriate. For example, the incremental RSUP awards granted in January 2013 were not designed to qualify and be fully deductible.

COMPENSATION COMMITTEE REPORT

As a part of the committee’s duties, it is charged with the responsibility of producing a report on executive compensation for inclusion in the Annual Report on Form 10-K and this Proxy Statement. This report is based on the committee’s review of the Compensation Discussion and Analysis and the discussion of its content with management.

The committee, based on its review of the Compensation Discussion and Analysis and its discussions with management, recommended to the Board (and the Board has approved and directed) that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and this Proxy Statement.

Compensation Committee
Robert L. Boughner (Chair)	José A. Cárdenas
Michael J. Melarkey	A. Randall Thoman
Terrence L. Wright

Summary Compensation Table

The following table includes information concerning compensation during 2012, 2011 and 2010 for the named executive officers, whom we refer to as the “NEOs,” including our principal executive officer, the “PEO.”

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)(7)	Total ($)
Jeffrey W. Shaw	2012	771,175	1,125,144	445,280	1,206,219	50,858	3,598,676
President and	2011	715,151	1,042,826	420,900	1,004,905	48,358	3,232,140
Chief Executive Officer	2010	673,644	851,387	403,098	600,544	46,681	2,575,354

Roy R. Centrella	2012	278,470	226,306	105,270	537,084	27,760	1,174,890
Senior Vice President/	2011	246,767	197,676	98,820	399,146	31,868	974,277
Chief Financial Officer	2010	213,644	102,357	87,630	208,027	27,814	639,472

John P. Hester	2012	304,046	248,098	114,345	473,588	22,277	1,162,354
Senior Vice President/	2011	282,932	235,063	108,336	390,317	23,583	1,040,231
Regulatory Affairs and	2010	264,777	190,757	104,204	234,564	20,236	814,538
Energy Resources

Eric DeBonis	2012	246,352	201,161	92,565	316,757	33,660	890,495
Senior Vice President/	2011	221,414	123,859	87,840	290,472	26,424	750,009
Operations	2010	202,330	101,129	52,832	162,123	41,295	559,709

Edward A. Janov	2012	244,811	202,699	90,750	234,518	31,438	804,216
Senior Vice President/	2011	235,192	198,536	88,206	219,513	26,799	768,246
Corporate Development	2010	226,802	165,422	88,011	234,678	28,860	743,773

James P. Kane	2012	519,227	583,779	564,550	349,284	399,847	2,416,687
Former President	2011	465,441	524,614	244,000	404,354	52,207	1,690,616
	2010	430,087	431,332	223,774	184,377	51,157	1,320,727

(1)	Amounts shown in this column include any amounts deferred by the NEOs into the EIP and EDP. Amounts shown in this column for Mr. Kane in 2012 include salary of $286,538 and $232,689 paid to Mr. Kane by the Company and NPL, respectively.

(2)	Amounts shown in this column represent the grant date fair value of awards of performance shares and restricted stock units granted in 2010, 2011 and 2012 based on performance criteria established in 2009, 2010, and 2011 under the MIP and the RSUP. In each case, the amounts were determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used to calculate these amounts are included in “Note 11 – Stock-Based Compensation” of Exhibit 13.01 to our 2012 Annual Report on Form 10-K. However, as required, the amounts shown exclude the impact of estimated forfeitures. The stock awards granted in 2013 based on performance in 2012 are discussed below under the caption “Summary Compensation and Grants of Plan-Based Awards Tables Narrative.”

Performance shares vest three years after grant. Restricted stock units vest 40% at the end of the first year and 30% at the end of each of the second and third years. The valuation of the performance shares and restricted stock units are based on the Common Stock share price on the date of grant. Since the last option awards were made in 2006, there is no need to maintain the “Options” column.

(3)	Amounts shown in this column represent the cash awards paid through the MIP in 2011, 2012 and 2013 for services performed in 2010, 2011 and 2012, respectively. The cash awards paid in 2013 for performance in 2012 are also discussed below under the caption “Summary Compensation and Grants of Plan-Based Awards Table Narrative.” Mr. Kane’s 2012 MIP cash award was prorated for the portion of the year that he was the Company’s President. Amounts shown in this column for Mr. Kane in 2012 also include (i) a $127,050 MIP cash award paid by the Company and (ii) cash incentive compensation of $437,500 paid by NPL pursuant to the incentive provisions of the Kane NPL Agreement.

(4)	The aggregate change in the actuarial present value of the NEOs accumulated benefit under the Retirement Plan and the SERP for 2012 and the above-market interest (in excess of 120% of the applicable federal long-term rate with compounding) earned on EDP balances for 2012 are as follows:

	Increase in Pension Values	Above-Market Interest
Mr. Shaw	$1,128,566	$77,653
Mr. Centrella	502,689	34,395
Mr. Hester	434,295	39,293
Mr. DeBonis	309,626	7,131
Mr. Janov	187,322	47,196
Mr. Kane	276,109	73,175

No amounts are payable from the pension plans before a participant attains age 55 and experiences a separation in service from the Company.

(5)	Company matching contributions equal to one-half of the amount deferred by the NEOs under the EDP, up to 3.5% of the NEO’s respective annual salary in 2012 are as follows:

Matching Contributions
Mr. Shaw	$26,923
Mr. Centrella	9,719
Mr. Hester	10,360
Mr. DeBonis	8,602
Mr. Janov	8,556
Mr. Kane	12,385

(6)	The aggregate incremental costs of the perquisites and personal benefits to the NEOs are based on the taxable value of the personal use of company cars and internet access, while club dues, life insurance, financial planning and physicals are based on the cost to the Company. The life insurance costs include deemed earnings for the value of excess group life insurance coverage premiums and the cost of purchasing supplemental life insurance equal to two times salary. The perquisites and personal benefits, by type and amount, for 2012 are as follows:

	Car Allowance	Club Dues	Cable Internet	Physicals	Life Insurance	Financial Planning
Mr. Shaw	$9,352	$7,161	$0	$0	$6,072	$1,350
Mr. Centrella	7,081	5,354	480	2,500	2,626	0
Mr. Hester	5,299	1,894	480	2,500	1,744	0
Mr. DeBonis	15,093	6,084	360	0	918	2,603
Mr. Janov	11,889	4,540	480	2,500	3,473	0
Mr. Kane	16,210	2,790	280	2,500	11,824	0

(7)	The amount includes other compensation paid to Mr. Kane including: (i) $67,307 in paid-out vacation from the Company, (ii) $36,551 relocation expenses paid by NPL and (iii) a discretionary cash bonus in the amount of $250,000 paid by NPL (included in this column because the Company does not present a “Bonus” column).

Grants of Plan-Based Awards (2012)

The following table sets forth information regarding each grant of an award made under our Incentive Plans to our NEOs during the fiscal year ended December 31, 2012.

Name	Award Type(1)(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey W. Shaw	MIP	257,600	368,000	515,200	8,959	12,798	17,917
	RSUP	—	—	—	4,173	8,346	12,519

Roy R. Centrella	MIP	60,900	87,000	121,800	2,118	3,026	4,236
	RSUP	—	—	—	673	1,345	2,018

John P. Hester	MIP	66,150	94,500	132,300	2,300	3,286	4,600
	RSUP	—	—	—	731	1,461	2,192

Eric DeBonis	MIP	53,550	76,500	107,100	1862	2,660	3,724
	RSUP	—	—	—	591	1,182	1,774

Edward A Janov	MIP	52,500	75,000	105,000	1,826	2,608	3,651
	RSUP	—	—	—	580	1,159	1,739

James P. Kane	MIP	73,500	105,000	147,000	2,556	3,652	5,113
	RSUP	—	—	—	913	1,826	2,739

(1)	Represents the annual award opportunities established under the MIP for the 2012 fiscal year, 40% of which is paid in cash and 60% of which is awarded in performance shares. The number of performance shares granted in 2013 for performance in 2012 was determined by dividing the applicable “Threshold,” “Target” and “Maximum” amounts by a share price that is determined by the five-day average price of Common Stock ending on January 8, 2013, which was $43.13.

The award amount under the MIP is based upon the Company achieving a percentage of the target levels under the MIP, as described under “Compensation Discussion and Analysis – Elements of Compensation – Performance-Based Compensation.” “Threshold” represents achieving at least 70% of all four of the established target levels under the MIP, and equals 70% of the NEO’s incentive opportunity under the MIP; “Target” represents achieving 100% of all four of the established target levels under the MIP, and equals 100% of the NEO’s incentive opportunity under the MIP; and “Maximum” represents achieving 140% or more of all four of the established target levels under the MIP, and equals 140% of the NEO’s incentive opportunity under the MIP. If less than all four of the target levels are achieved, then the “Threshold,” “Target” and “Maximum” amounts will be proportionally reduced by an amount equal to the percentage of targets that were achieved.

The MIP equity awards generally vest three years after the date the actual awards are granted. However, because Messrs. Centrella, Janov and Kane are over age 55 and are eligible to retire, the awards will vest at their termination of employment, pursuant to the terms of the MIP. Mr. Kane’s departure from the Company to join NPL did not constitute retirement, and his awards will continue to vest on the same schedule as if he were still employed by the Company.

The grant date fair value of the actual number of performance shares granted on January 29, 2013 pursuant to the applicable MIP annual award for the 2012 plan year, computed in accordance with FASB ASC Topic 718, was $694,214 for Mr. Shaw, $164,121 for Mr. Centrella, $178,270 for Mr. Hester, $144,314 for Mr. DeBonis, $141,484 for Mr. Janov and $198,077 for Mr. Kane. The non-equity incentive plan awards for the 2012 plan year are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. Mr. Kane departed the Company in July 2012 to join NPL. As a result of his departure, he received a pro rata 2012 MIP award.

(2)	Represents the annual award opportunities established under the RSUP for the 2012 plan year, but granted in 2013. The actual number of restricted stock units granted in 2013 for performance in 2012 was determined by dividing the applicable “Threshold,” “Target” and “Maximum” amounts by the five-day average price of Common Stock ending on January 8, 2013, which was $43.13.

The award amount under the RSUP is based upon the average MIP payout percentage for the three years immediately preceding the RSUP award determination date, as described under “Compensation Discussion and Analysis – Elements of Compensation – Performance-Based Compensation.” “Threshold” represents a MIP average payout percentage of at least 90%, and equals 50% of the NEO’s incentive opportunity under the RSUP; “Target” represents a MIP average payout percentage of at least 100%, and equals 100% of the NEO’s incentive opportunity under the RSUP; and “Maximum” represents a MIP average payout percentage of at least 120%, and equals 150% of the NEO’s incentive opportunity under the RSUP. No award will be earned under the RSUP unless the MIP average payout percentage is at least 90%.

A percentage of the RSUP awards vests each year over the three years following the date of determination of the actual award amount. Because Messrs. Centrella, Janov and Kane are over age 55 and are eligible to retire, the awards will fully vest at their termination of employment pursuant to the terms of the RSUP. Mr. Kane’s departure from the Company to join NPL did not constitute retirement, and his awards will continue to vest on the same schedule as if he were still employed by the Company. The grant date fair value of the actual number of restricted stock units granted on January 29, 2013, pursuant to the applicable RSUP annual award for the 2012 plan year, computed in accordance with FASB ASC Topic 718, was $685,983 for Mr. Shaw, $135,637 for Mr. Centrella, $147,330 for Mr. Hester, $119,267 for Mr. DeBonis, $116,929 for Mr. Janov and $122,775 for Mr. Kane. These amounts reflect the incremental RSUP awards equal to 15% of base salary granted to the NEOs (other than Mr. Kane) in January 2013. Mr. Kane departed the Company in July 2012 to join NPL. As a result of his departure, he received a pro rata 2012 RSUP award and no incremental RSUP award.

Summary Compensation and Grants of Plan-Based Awards Tables Narrative

Salaries for the NEOs were increased in July 2012. The increases in salaries reflect additional time and experience in these positions and changes to the midpoints to reflect market trends.

During fiscal year 2012, the Company achieved 121% of the established target levels under the MIP, and the NEOs earned 121% of their respective incentive opportunities. This compares to the 2011 and 2010 performance results in which the Company achieved 122% and 127%, respectively, of the overall performance targets. The Company exceeded the targets for the financial performance measure (i.e., weighted average return on equity), customer service satisfaction, customer to employee ratio and operating cost containment. Productivity performance equaled 112% of the weighted-average return on equity, 140% of the customer to employee target level, 120% of the customer service satisfaction target level and 110% of the operating cost containment target level. No downward adjustments were made to the awards to the NEOs.

40% of the MIP awards were paid in cash in January 2013 and the remaining 60% of the MIP awards were converted into performance shares in January 2013 based on the five-day average price of Common Stock for January 2, 3, 4, 7 and 8, 2013, which equaled $43.13 per share. The MIP cash awards paid in 2013 for services performed in 2012 (and included in the Summary Compensation Table) were $445,280 for Mr. Shaw, $105,270 for Mr. Centrella, $114,345 for Mr. Hester, $92,565 for Mr. DeBonis, $90,750 for Mr. Janov, and $127,050 for Mr. Kane. Mr. Kane’s 2012 MIP cash award was prorated for the portion of the year that he was the Company’s President.

The dollar value of the 2012 MIP performance share awards, the number of performance shares granted (rounded to whole shares) as a result thereof, and the grant date fair values of the performance shares granted on January 29, 2013 are as follows:

	Dollar Values	Performance Shares	Grant Date Fair Value(1)
Mr. Shaw	$667,920	15,485	$694,214
Mr. Centrella	157,905	3,661	164,121
Mr. Hester	171,518	3,977	178,270
Mr. DeBonis	138,848	3,219	144,314
Mr. Janov	136,125	3,156	141,484
Mr. Kane(2)	190,575	4,418	198,077

(1)	The grant date fair value was $44.83 on January 29, 2013.

(2)	Mr. Kane departed the Company in July 2012 to join NPL, and his MIP award was pro rated for his period of employment with the Company during 2012.

The Company’s 2012 performance also resulted in an award under the RSUP. The three-year average of MIP payout percentage equaled 123%, resulting in an award of 150% of the target and the grant of the following dollar values and numbers of restricted stock units (rounded to whole shares) to the NEOs. The dollar value of the 2012 RSUP awards, the number of restricted stock units granted (rounded to whole shares) as a result thereof, and the grant date fair values of the performance shares granted on January 29, 2013 are as follows:

	Dollar Values	Restricted Stock Units(1)	Grant Date Fair Value(2)
Mr. Shaw	$660,000	15,302	$685,983
Mr. Centrella	130,500	3,026	135,637
Mr. Hester	141,750	3,286	147,330
Mr. DeBonis	114,750	2,660	119,267
Mr. Janov	112,500	2,608	116,929
Mr. Kane(3)	118,125	2,739	122,775

(1)	Includes incremental awards for each NEO (other than Mr. Kane) equal to 15% of base salary.

(2)	The grant date fair value was $44.83 on January 29, 2013.

(3)	Mr. Kane departed the Company in July 2012 to join NPL, and his RSUP award was pro rated for his period of employment with the Company during 2012.

Outstanding Equity Awards at Fiscal Year-End 2012

The following table sets forth information regarding unexercised options under our Option Plan, unvested performance share awards under the MIP and unit awards under the RSUP for each of the NEOs, in each case, outstanding as of December 31, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Jeffrey W. Shaw	0	0	N/A	N/A
					75,906	3,219,173
Roy R. Centrella	3,600	0	33.07	07/31/16
					13,435	569,778
John P. Hester	15,086	0	33.07	07/31/16
					17,596	746,246
Eric DeBonis	0	0	N/A	N/A
					10,938	463,881
Edward A. Janov	5,000	0	26.10	07/25/15
	7,300	0	33.07	07/31/16
					14,802	627,753
James P. Kane	0	0	N/A	N/A
					39,751	1,685,840

(1)	The MIP performance share awards vest as follows:

	Grants in 2010 January 2013	Grants in 2011 January 2014	Grants in 2012 January 2015
Mr. Shaw	19,959	17,383	15,380
Mr. Centrella	2,630	3,779	3,611
Mr. Hester	5,078	4,494	3,959
Mr. DeBonis	2,598	2,278	3,210
Mr. Janov	4,404	3,795	3,223
Mr. Kane	11,081	9,650	8,916

The RSUP unit awards granted in 2010, 2011 and 2012 (plan years 2009, 2010 and 2011, respectively), including dividends reinvested, vest as follows:

	Plan Year	January 2013	January 2014	January 2015
Mr. Shaw	2011	5,032	3,775	3,774
	2010	3,505	3,505	—
	2009	3,593	—	—

Mr. Centrella	2011	805	604	604
	2010	520	519	—
	2009	363	—	—

Mr. Hester	2011	883	662	662
	2010	618	617	—
	2009	623	—	—

Mr. DeBonis	2011	716	537	536
	2010	352	352	—
	2009	359	—	—

Mr. Janov	2011	719	539	539
	2010	522	521	—
	2009	540	—	—

Mr. Kane	2011	2,236	1,678	1,677
	2010	1,492	1,492	—
	2009	1,529	—	—

Because Messrs. Centrella, Janov and Kane are past age 55 and are eligible for retirement, the MIP performance shares and the RSUP units will vest when their employment with the Company (or, in the case of Mr. Kane, his employment with NPL) ends.

(2)	The market value of Common Stock was $42.41 per share, the closing price on December 31, 2012.

Option Exercises and Stock Vested During 2012

The following table sets forth the number of options to purchase Common Stock that were exercised and the aggregate dollar value realized upon exercise (the difference between the market price of the underlying securities at exercise and the exercise price of the options). The number of MIP performance shares and RSUP units that vested during 2012 and the value realized on vesting (the market price at vesting) is also shown in the table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey W. Shaw	0	0	31,841	1,349,154
Roy R. Centrella	0	0	4,035	170,986
John P. Hester	10,000	175,430	7,044	298,636
Eric DeBonis	0	0	3,707	157,125
Edward A. Janov	10,000	187,524	6,162	261,275
James P. Kane	0	0	16,096	682,309

Pension Benefits

We offer two defined benefit retirement plans to the NEOs and the other Company officers. They include the Retirement Plan, which is available to all employees of the Company, and the SERP.

Benefits under the Retirement Plan are based on the NEOs (i) years of service with the Company, up to a maximum of 30 years, and (ii) average of the highest five consecutive years’ salary, within the final 10 years of service, not to exceed a maximum compensation level established by the Internal Revenue Service. Vesting in the Retirement Plan occurs after five years of service with the Company.

The SERP is designed to supplement the benefits under the Retirement Plan to a level of 50 – 60% of salary, as shown in the “Salary” column of the “Summary Compensation Table.” Salary is currently based on the 12-month average of the highest 36 months of salary at the time of retirement. Vesting in the SERP occurs at age 55, with 20 years of service with the Company.

Upon retirement, the plans will provide a lifetime annuity to the NEOs, with a 50% survivor benefit to their spouses. No lump sum payments are permitted under the Plans. Mr. Kane’s departure from the Company in July 2012 to join NPL did not constitute retirement, and he is not currently receiving benefits under retirement plans.

Messrs. Centrella, Janov and Kane are vested in both plans and could retire at this time and start receiving full benefits. Messrs. Shaw, Hester and DeBonis are vested only in the Retirement Plan and, if any left the Company as of the date of this Proxy Statement, his accrued benefit under the Retirement Plan would be reduced by 58.6% and benefits would not commence until he reached age 55.

Pension Benefits as of December 31, 2012

The following table sets forth the number of years of credited service and present value of accumulated benefits as of December 31, 2012, and payments received during the last fiscal year, under both the Retirement Plan and the SERP for each NEO.

Name	Plan Name	Number of Years Credited Service(#)	Present Value of Accumulated Benefit($)(1)	Payments During Last Fiscal Year($)
Jeffrey W. Shaw	Retirement Plan	24	1,325,347	0
	SERP	24	4,488,364	0
Roy R. Centrella	Retirement Plan	29	1,517,888	0
	SERP	29	729,047	0
John P. Hester	Retirement Plan	23	1,189,412	0
	SERP	23	897,634	0
Eric DeBonis	Retirement Plan	19	622,955	0
	SERP	19	721,331	0
Edward A. Janov	Retirement Plan	27	1,376,833	0
	SERP	27	749,615	0
James P. Kane	Retirement Plan	31	1,558,411	0
	SERP	31	1,984,876	0

(1)	The valuation method and all material assumptions applied in quantifying the present value of the accrued benefits are described in “Note 10 – Pension and Other Postretirement Benefits” of Exhibit 13.01 to our 2012 Annual Report on Form 10-K.

Nonqualified Deferred Compensation

In addition to participating in the EIP, which is available to all employees, the NEOs and the other Company officers can participate in the EDP. The EDP supplements the deferral opportunities by permitting executives to defer up to 100% of their annual salary and non-equity incentive plan compensation. As part of the EDP, the Company provides matching contributions up to 3.5% of participants’ annual base salary. Matching contributions are not available to the NEOs and the other Company officers for deferrals into the EIP.

Amounts deferred under the EDP and the matching contributions made during a plan year bear interest at 150% of the Moody’s Seasoned Corporate Bond Rate (the “Bond Rate”) from the start of the plan year. The interest rate is set for the plan year using the Bond Rate published by Moody’s

Investors Services as of January 1 prior to the start of a new plan year. The interest rate formula was defined in the EDP at the time it was adopted in 1986. For plan year 2011, the interest rate was 8.33%, and for plan year 2012, the interest rate was 6.71%.

At retirement or termination of employment with five years of service, the EDP balances will be paid out at the election of the participant over a period of 10, 15 or 20 years and will be credited during the applicable payment period with interest at 150% of the average of the Bond Rate on each January 1 for the five years prior to distribution.

Deferrals and the matching contributions to the EDP are unfunded obligations of the Company, and the rights of our named executive officers and other Company officers participating in such plan benefits are no greater than those of an unsecured creditor.

Nonqualified Deferred Compensation in 2012

The following table presents nonqualified deferred compensation during 2012 for each NEO.

Name	Executive Contributions in Last Fiscal Year($)(1)	Registrant Contributions in Last Fiscal Year($)(2)	Aggregate Earnings in Last Fiscal Year($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year- End($)(3)
Jeffrey W. Shaw	100,100	26,923	148,465	0	2,291,819
Roy R. Centrella	85,095	9,719	62,450	0	909,691
John P. Hester	106,765	10,360	68,604	0	930,273
Eric DeBonis	43,804	8,602	11,932	0	175,284
Edward A. Janov	80,773	8,556	88,003	0	1,309,691
James P. Kane	88,461	12,385	141,281	0	2,178,768

(1)	Amounts shown in this column are included in the “Salary” and “Non-Equity Incentive Compensation” columns of the “Summary Compensation Table.”

(2)	EDP earnings, which were above-market, and matching contributions are also reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and the “All Other Compensation” columns, respectively, of the “Summary Compensation Table.” Those amounts for the NEOs are as follows:

	Above-Market Interest	Matching Contributions	Total
Mr. Shaw	$77,653	$26,923	$104,576
Mr. Centrella	34,395	9,719	44,114
Mr. Hester	39,293	10,360	49,653
Mr. DeBonis	7,131	8,602	15,733
Mr. Janov	47,196	8,556	55,752
Mr. Kane	73,175	12,385	85,560

(3)	The amounts reported in this column that were previously reported as compensation to the NEOs in the Summary Compensation Table for previous years are as follows:

	2010	2011	2012
Mr. Shaw	$190,470	$195,987	$204,676
Mr. Centrella	86,219	120,990	129,209
Mr. Hester	127,006	146,087	156,418
Mr. DeBonis	26,019	36,365	59,537
Mr. Janov	120,457	130,102	136,525
Mr. Kane	177,448	197,151	174,021

Post-Termination Benefits

Post-termination benefits from the Company are governed by change in control agreements and the PEO’s Letter Agreement. Each officer of the Company has an effective change of control agreement, which provides post-termination benefits following a change in control. The PEO’s Letter Agreement provides limited post-termination benefits in the event of a termination prior to the PEO’s 55th birthday (November 9, 2013) in the absence of a change in control. The Kane NPL Agreement also provides limited post-termination benefits in the event of a termination prior to December 31, 2013.

Mr. Kane departed from the Company in July 2012 to join NPL, and with his departure, he acknowledged that his change in control agreement was of no further effect. Mr. Kane did not receive any post-employment benefits from the Company in 2012 because he did not experience a separation in service from the Company as a result of his continued employment with NPL.

Potential Payments Prior to a Change in Control

The Letter Agreement, effective June 1, 2012, will provide post-termination benefits to the PEO in the event that a Termination Event occurs prior to his 55th birthday (November 9, 2013) in the absence of a change in control of the Company. Under the Letter Agreement, if a Termination Event occurs, the PEO would receive a lump sum payment equal 12 months of base salary, plus incentive compensation under the MIP and RSUP for the period during the applicable plan year preceding the date of termination and for a period of 12 months following the date of such termination. The Letter Agreement does not provide for special welfare benefits or re-employment/relocation, office, or secretarial support expenses. All unvested stock-based awards will vest and stock options will remain exercisable for 90 days after a Termination Event. Up to an additional year would be provided towards the age assumption for eligibility, vesting and calculation of benefits under the SERP. The Letter Agreement does not contain a tax gross-up provision.

The Kane NPL Agreement, effective July 12, 2012, provides post-termination benefits payable upon a Termination Event from NPL. If such a Termination Event occurs, Mr. Kane would receive, subject to continued compliance with the restrictive covenants contained in the Kane NPL Agreement, continued payment of base salary, perquisites and welfare benefits through December 31, 2013, and incentive compensation for the year in which the termination event occurs. Any incentive compensation due under the Kane NPL Agreement would be based on NPL’s actual performance under the performance criteria established by NPL’s board of directors during the applicable period and capped at 170% of base salary. Mr. Kane will be subject to non-competition and non-solicitation restrictions in favor of NPL for a period of six months following any termination of his employment.

Assuming a Termination Event on December 31, 2012, it is estimated that Mr. Shaw (the PEO) would receive the compensation presented in the following table under the Letter Agreement.

Agreement	Salary	Incentive Compen- sation	Perquisites/ Welfare Benefits	Stock Acceler- ation	Office & Moving Expenses	Additional SERP Benefits(1)	Tax Gross-Up	Total
Letter Agreement Jeffrey W. Shaw	$800,000	$1,280,000	n/a	$3,219,173	n/a	$1,142,845	n/a	$6,442,018
Kane NPL Agreement James P. Kane(2)	$524,176	$437,500	$23,096	n/a	n/a	n/a	n/a	$984,772

(1)	Additional SERP benefits are shown on a present value basis, using the valuation method and all material assumptions described in “Note 10 – Pension and Other Postretirement Benefits” of Exhibit 13.01 to our 2012 Annual Report on Form 10-K.

(2)

NPL’s board of directors set 2012 incentive compensation under the Kane NPL Agreement as the cash value of the MIP and RSUP awards Mr. Kane would have received if he had remained with the Company, paid in a lump sum pro rata for the portion of 2012 that he was with NPL. Mr. Kane’s salary, perquisites and welfare benefits would be paid over a remaining term of 12 months, commencing January 1, 2013. Such payments are shown on a present value basis, using a discount rate of 120% of the applicable federal rate compounded monthly for December 2012, or 0.24% for short-term payments. Perquisites/Welfare Benefits are composed of $8,135 for healthcare, $428 for life insurance and $14,533 for personal vehicle.

Potential Payments After a Change in Control

Each officer of the Company has an effective change in control agreement, which provides benefits upon certain termination events following a change in control of the Company. If the termination of employment without cause or as a result of a significant reduction in duties, responsibilities, location or compensation occurs within two years after a change in control (which includes an acquisition by one person or a group of persons of at least 20% of the ownership of the Company, replacement of a majority of incumbent Board members, or a merger or similar transaction resulting in more than a 50% change of ownership of the Company) (collectively referred to as a “Double Trigger Event”), the affected NEOs would receive the following:

*	Salary for three years for the PEO and two and one-half years for all other NEOs;

*	Incentive compensation under the MIP and the RSUP for three years for the PEO and two and one-half years for all other NEOs;

*	Welfare benefits including the cost of medical, dental and life insurance coverage under the current Company plans (for three years for the PEO and two and one-half years for all other NEOs);

*	Vesting of all unvested stock-based awards and stock options, with the options being exercisable for 90 days;

*	Additional credit that may affect eligibility, vesting, and the calculation of benefits under the SERP (see discussion in the Compensation Discussion and Analysis section above); and

*	Outplacement services of up to $30,000.

Under the assumption that a Double Trigger Event occurred on December 31, 2012, based on the terms of the change in control agreements for the NEOs, it is estimated that the NEOs would have received the compensation presented in the following table.

Name	Salary	Incentive Compen- sation	Welfare Benefits	Stock Acceler- ation(1)	Office & Moving Expenses	Additional SERP Benefits(2)	Tax Gross-Up	Total
Jeffrey W.Shaw	$2,400,000	$3,840,000	$56,034	$3,219,173	$30,000	$2,262,139	n/a	$11,807,346
Roy R. Centrella	725,000	688,750	43,383	0	30,000	303,594	n/a	1,790,727
John P. Hester	787,500	748,125	34,695	746,246	30,000	1,286,819	n/a	3,633,385
Eric DeBonis	637,500	605,625	42,875	463,881	30,000	0	n/a	1,779,881
Edward A. Janov	625,000	593,750	17,895	0	30,000	45,153	n/a	1,311,798
James P. Kane(3)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

(1)	Because Mr. Centrella and Mr. Janov are over age 55 and able to retire under the Incentive Plans with full vesting, termination of employment does not affect their rights to vested and unvested stock-based awards or options. The number and value of the stock-based awards and the number of options for these individuals are shown in the “Outstanding Equity Awards at Fiscal Year-End 2012” table.

(2)	Additional SERP benefits are shown on a present value basis, using the valuation method and all material assumptions described in “Note 10 – Pension and Other Postretirement Benefits” of Exhibit 13.01 to our 2012 Annual Report on Form 10-K.

(3)	Because Mr. Kane’s change in control agreement is of null effect as a result of his departure from the Company in July 2012 to join NPL, no potential payments have been reflected for him.

DIRECTORS COMPENSATION

2012 Directors Compensation Table

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total($)
Robert L. Boughner	76,350	95,082	13,243	1,207	185,882
José A. Cárdenas	68,050	95,082	0	1,207	164,339
Thomas E. Chestnut	68,050	95,082	29,479	1,207	193,818
Stephen C. Comer	79,700	95,082	19,234	1,207	195,223
LeRoy C. Hanneman, Jr.	73,050	95,082	0	1,207	169,339
Michael O. Maffie	58,150	95,082	0	1,000	154,232
Anne L. Mariucci	60,650	95,082	20,021	1,207	176,960
Michael J. Melarkey	114,750	95,082	25,740	1,207	236,779
A. Randall Thoman	71,350	95,082	5,518	1,207	173,157
Thomas A. Thomas	65,600	95,082	8,605	1,207	170,494
Terrence L. Wright	66,400	95,082	115,779	1,207	278,468

(1)	The amounts in this column represent the grant date fair value of restricted stock units earned in 2011 but not granted until 2012, based on the Company’s performance over the past three fiscal years, as determined by the MIP. On January 29, 2013, each director serving at that time received 2,300 restricted stock units. The restricted stock units are valued at the closing price of Common Stock on the date of grant. Because the last option awards were made in 2006, there is no need to maintain the “Options” column.

(2)	The grant date fair value of the 2,300 restricted stock units granted in 2012 was based on the closing price of Common Stock of $41.34 on January 17, 2012. The amounts were determined in accordance with FASB ASC Topic 718. The assumptions used to calculate these amounts are included in “Note 11 – Stock-Based Compensation” to our audited financial statements for the year ended December 31, 2012, included in our Annual Report to Shareholders, a portion of which was filed with the SEC on February 27, 2013 as Exhibit 13.01 to our 2012 Annual Report on Form 10-K. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	Stock and option awards outstanding at December 31, 2012, for each of the listed directors are as follows:

	Stock Awards	Options
Mr. Boughner	8,108	0
Mr. Cárdenas	2,363	0
Mr. Chestnut	9,296	0
Mr. Comer	9,296	0
Mr. Hanneman	6,348	6,300
Mr. Maffie	9,296	0
Ms. Mariucci	9,296	3,000
Mr. Melarkey	9,296	6,000
Mr. Thoman	4,632	0
Mr. Thomas	8,108	0
Mr. Wright	9,296	10,000

(4)	The pension value of Mr. Wright’s retirement benefits increased by $55,603. The amounts in this column also reflect above-market interest on nonqualified deferred compensation balances for 2012.

(5)	The All Other Compensation column represents (i) the cost of life insurance for directors other than Mr. Maffie and (ii) a $1,000 reimbursement for each director’s purchase of a tablet computer. Because Mr. Maffie retired from the Company, he does not receive life insurance benefits for serving as a director.

Directors Compensation Narrative

The outside directors receive an annual retainer of $40,000 and $1,650 for each Board and committee meeting attended and for any additional day of service performed for the Company. The chairperson of the Audit Committee receives an additional $10,000 annually, and the chairpersons of the other permanent committees each receive an additional $5,000 annually. The Chairman of the Board receives an additional $50,000 annually for serving in that capacity. Directors who are full-time employees of the Company or its subsidiaries receive no additional compensation for serving on the Board.

Outside directors are granted 800 restricted stock units annually, and they have an opportunity to earn additional restricted stock units tied to maintaining long-term performance and based on how the Company performed over the last three years under the MIP performance measures. The incentive award was set at a target of 1,000 restricted stock units. No award will be paid unless the average payout percentage under the MIP for the last three years is at or above 90%. If an award is earned, it can range from 50% to 150% of the incentive opportunity. An incentive award was earned for 2012, and each director on the grant date received an additional grant of 1,500 restricted stock units on January 29, 2013. The restricted stock units are valued at the closing price of the Company’s Common Stock on the date of grant. Restricted stock units awarded prior to January 2012 vested in increments over three years commencing with the first anniversary of the grant. Restricted stock units granted on January 17, 2012, and January 29, 2013, vested immediately upon grant. Even though the units are vested, they are not converted into shares of Common Stock until the outside directors leave the Board.

Cash compensation received by the outside directors may be deferred until retirement or termination of their status as directors pursuant to the Directors Deferral Plan. Amounts deferred bear interest at 150% of the Moody’s Seasoned Corporate Bond Rate. At retirement or termination, such deferrals will be paid out over 5, 10, 15 or 20 years, and will be credited during the applicable payment period with interest at 150% of the average of the Moody’s Seasoned Corporate Bond Rate on January 1 for the five years prior to retirement or termination.

The Company also provides a retirement plan for the one outside director (Mr. Wright) elected to the Board prior to the 2003 Annual Meeting of Shareholders. Under the provisions of the plan, he will receive an annual benefit equal to the annual retainer at the time of his retirement or, if he retires before reaching 65, beginning at age 65.

ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

(Proposal 2 on the Proxy Card)

The Board of Directors Recommends a Vote FOR approval of executive compensation.

In light of the advisory vote at the 2011 Annual Meeting of Shareholders on the frequency of “say-on-pay” advisory votes, the Company’s Board of Directors unanimously determined that the Company will hold an advisory vote on executive compensation on an annual basis, including a vote at the 2013 Annual Meeting of Shareholders. In accordance with the requirements of Section 14A of the Exchange Act, shareholders will have the opportunity to approve or not approve the compensation of the named executive officers through a non-binding vote (commonly known as “say-on-pay” vote) on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

The Company’s compensation program is designed and administered by the Compensation Committee of the Board, which is composed entirely of independent directors and carefully considers many different factors, as described in the Compensation Discussion and Analysis, in order to provide appropriate compensation for the Company’s executives. As discussed in the Compensation Discussion and Analysis, the compensation package for the Company’s named executive officers (who are the officers listed in the Summary Compensation Table in the Executive Compensation section) is designed to support the Company’s objectives of attracting, motivating and retaining the executive talent required to achieve our corporate objectives and increase shareholder value.

The compensation program is based on the Board-approved executive compensation philosophy of (i) paying base salary at the median (50th percentile) of the amounts paid by our peer group of companies (the “relative market”), (ii) providing short- and long-term incentive awards that are designed to motivate the named executive officers to focus on specific annual and long-term Company financial, productivity and customer satisfaction performance goals and achieve superior Company performance while placing a significant amount of total compensation at risk, and (iii) paying total direct compensation (base salary and short- and long-term incentive awards) to be competitive with the relative market.

Consistent with the SEC rule implementing the requirement that the Company periodically include a say-on-pay proposal in its proxy statement, the vote on this proposal is advisory and is not binding on the Company, the Compensation Committee or the Board. The Compensation Committee and the Board value the opinions that shareholders express in their votes and to the extent there is any significant vote against the named executive officer compensation, will consider the outcome of the vote when making future executive compensation decisions and evaluate whether any actions are necessary to address shareholder concerns expressed by such vote. It is expected that the next advisory vote on executive compensation will occur at the 2014 Annual Meeting of Shareholders.

We encourage you to review the complete description of the Company’s executive compensation programs provided in this Proxy Statement, including the Compensation Discussion and Analysis and the accompanying compensation tables.

AUDIT COMMITTEE INFORMATION

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 3 on The Proxy Card)

The Board of Directors Recommends a Vote FOR Ratification.

The Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2013, subject to ratification of the selection by the shareholders. To the committee’s knowledge, at no time has PricewaterhouseCoopers LLP had any direct or indirect financial interest in or connection with the Company or any of our subsidiaries other than for services rendered to the Company as described below.

The committee is composed of independent directors and meets periodically with the Company’s internal auditors and independent registered public accounting firm to review the scope and results of the audit function and the policies relating to auditing procedures. In making its annual recommendation, the committee reviews both the audit scope and proposed fees for the coming year.

An affirmative vote of a majority of the shares represented and voting at the Annual Meeting in person or by proxy (which shares voting affirmatively also constitute at least a majority of the required quorum) is necessary to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company. If the shareholders do not ratify our selection, other certified public accounting firms will be considered and one will be selected by the committee to be the Company’s independent registered public accounting firm for 2013.

During fiscal years 2011 and 2012, PricewaterhouseCoopers LLP provided the following audit, audit-related and other professional services for the Company. The cost and description of these services are as follows:

	2011	2012
Audit Fees:	$1,237,500	$1,367,900

Annual audit/§404 internal control attestation	985,000	1,000,000
Quarterly reviews	112,500	115,000
Subsidiary audit	140,000	173,000
Comfort letters and consents	—	79,900

The services include the audit of the annual financial statements included in the Company’s Annual Report on Form 10-K, the reviews of unaudited quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q, subsidiary audits, consultation, and comfort letters and consents for various financings and SEC filings, and the assessment of the Company’s internal control over financial reporting.

Audit-Related Fees:	$124,350	$127,500

Benefit plan audits	76,000	78,000
Affiliate rules audit	15,100	15,500
Other (including Form 2-A filings)	33,250	34,000

The services include benefit plan audits, regulatory audits, and regulatory compliance.

Tax Fees:	$56,350	$32,300

Tax return review	31,350	32,300
Tax planning and advice	25,000	—

The services include corporate tax return reviews and corporate tax planning and advice. The independent registered public accounting firm’s independence is assessed with respect to tax planning and advice services to be provided, and in light of the prohibition of representing the Company on tax matters before any regulatory or judicial proceeding or providing tax services to Company executives or directors.

All Other Fees:	$0	$0

Under the committee’s charter, the committee must pre-approve all Company engagements of PricewaterhouseCoopers LLP, unless an exception exists under the provisions of the Exchange Act or applicable SEC rules. At the beginning of each audit cycle, the committee evaluates the anticipated engagements of the independent registered public accounting firm, including the scope of work proposed to be performed and the proposed fees, and approves or rejects each service, consistent with its preapproval policy, taking into account whether the services are permissible under applicable laws and the possible impact of each nonaudit service on PricewaterhouseCoopers LLP’s independence from management. The committee also considers whether the independent registered public accounting firm is best positioned to provide effective and efficient service, and whether the service may enhance the Company’s ability to manage and control risk or improve audit quality. Throughout the year, the committee reviews updates of the services actually provided and fees charged by PricewaterhouseCoopers LLP.

Requests for the independent registered public accounting firm to provide additional services are presented to the committee by the Company’s chief financial or accounting officer, on an as-needed basis. The committee has delegated to the chairperson of the committee the authority to evaluate and approve engagements on the committee’s behalf in the event that a need arises for preapproval between committee meetings. Approvals of additional services will be made consistent with the preapproval policy and will be reported to the committee at its next scheduled meeting.

Since the effective date of the preapproval process, the committee has approved, in advance, each new engagement of PricewaterhouseCoopers LLP, and none of those engagements made use of the de minimis exception to the preapproval requirement contained in the SEC rules.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders. They will have the opportunity to make statements, if they are so inclined, and will be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

The committee, which consists entirely of directors who meet the independence and experience requirements of the NYSE and the SEC, is furnishing the following report:

The committee assists the Board in fulfilling its oversight responsibility by reviewing the financial information provided to shareholders and others, the system of internal control which management and the Board have established, and the audit process. Management is responsible for the Company’s consolidated financial statements, for maintaining internal control over the Company’s financial reporting, and for assessing the effectiveness of that control. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for performing an integrated audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards, attesting to the effectiveness of the Company’s internal control over financial reporting based on the audit, and issuing a report thereon. The committee’s role and responsibilities are to monitor and oversee these processes as set forth in a written committee charter adopted by the Board. The committee charter is available on the Company’s website at http://www.swgas.com. The committee reviews and assesses the adequacy of the Charter at least annually and recommends any changes to the Board for approval.

In fulfilling our responsibilities for 2012, the committee:

*	Reviewed and discussed the audited consolidated financial statements, for the year ended December 31, 2012, with management and PricewaterhouseCoopers LLP;

*	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T; and

*	Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding their communications with the committee concerning independence, and the committee has discussed with them, their independence.

Based on the review and discussions referred to above, the committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC.

Audit Committee
Stephen C. Comer (Chair)	Robert L. Boughner
Thomas E. Chestnut	LeRoy C. Hanneman, Jr.
A. Randall Thoman	Thomas A. Thomas

OTHER MATTERS TO COME BEFORE THE MEETING

If any business not described in this Proxy Statement should come before the Annual Meeting for your consideration, it is intended that the shares represented by our proxies will be voted at their discretion. As of the date of this Proxy Statement, we knew of no other matter which might be presented for shareholder action at the meeting.

SUBMISSION OF SHAREHOLDER PROPOSALS

You are advised that any shareholder proposal intended for consideration at the 2014 Annual Meeting and inclusion in the Company’s proxy materials for that meeting must be received in writing by the Company on or before November 27, 2013. If you intend to offer any proposal at that meeting without using the Company’s proxy materials, written notice of your intended action has to be received by the Company on or before November 27, 2013, in order for your proposal to be considered timely and be presented to shareholders for consideration.

All proposals to be submitted to shareholders must comply with applicable SEC rules. You must submit your proposals for inclusion in the Company’s proxy materials and notices to the Company to the Corporate Secretary, and it is recommended that you send it by certified mail, return receipt requested to ensure timely delivery.

By Order of the Board of Directors

Karen S. Haller Senior Vice President/General Counsel and Corporate Secretary

SWX1PS2013

SOUTHWEST GAS CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

To be Held Thursday, May 9, 2013

at 10:00 A.M. Pacific Time

LAS VEGAS METRO CHAMBER OF COMMERCE

SUITE 300

6671 Las Vegas Blvd. South

Las Vegas, Nevada

Please refer to the back of this Proxy Card for Voting Instructions

“Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at

www.ematerials.com/swx”

SOUTHWEST GAS CORPORATION – PROXY

The undersigned hereby revokes all previously granted proxies and appoints LeRoy C. Hanneman, Jr. and Michael J. Melarkey as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated by telephone, by internet or by mail, all the shares of Common Stock of the undersigned at the 2013 Annual Meeting of Shareholders of Southwest Gas Corporation, and at any adjournments thereof; and at their discretion, with authorization to vote such shares on any other matters as may properly come before the meeting or any adjournment thereof.

This proxy will be voted in the manner directed by the shareholder(s). If no direction is made, this proxy will be voted FOR the listed Nominees (Proposal 1), FOR Approval, on an advisory basis, of Executive Compensation (Proposal 2) and FOR Auditor Selection Ratification (Proposal 3). Further, if cumulative voting rights for the election of directors (Proposal 1) are exercised at the meeting, the Proxies, unless otherwise instructed, will cumulatively vote their shares as explained in the Proxy Statement.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	(	*	I
INTERNET	PHONE	MAIL	VOTE
www.eproxy.com/swx	1-800-560-1965		IN PERSON

Use the Internet to vote your proxy until 11:59 p.m. Central Time on May 8, 2013.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. Central Time on May 8, 2013.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.	Directions to attend the Annual Meeting and vote in person are included on the map on page M-1 of the Notice of 2013 Annual Meeting of Shareholders and Proxy Statement. If you own your shares in street name through a broker or other nominee, you must provide proof of identification and proof that you were the owner of the shares on March 12, 2013.

If you vote your proxy by Internet or by telephone, you do NOT need to return your Proxy Card by mail.

Shareowner ServicesSM
P.O. Box 64945	COMPANY #
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR the Nominees.

1.	Election of directors:	01 Robert L. Boughner 02 José A. Cárdenas 03 Thomas E. Chestnut	07 Anne L. Mariucci 08 Michael J. Melarkey 09 Jeffrey W. Shaw	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
		04 Stephen C. Comer	10 A. Randall Thoman
		05 LeRoy C. Hanneman, Jr.	11 Thomas A. Thomas
		06 Michael O. Maffie	12 Terrence L. Wright

ò    Please fold here – Do not separate    ò

*Note:	To withhold authority to vote for a particular nominee, mark the VOTE FOR ALL NOMINEES (EXCEPT AS MARKED) Box and enter the number next to the name(s) of the exceptions in the space provided. Unless authority to vote for all the foregoing nominees is withheld, this proxy will be deemed to confer authority to vote for every nominee whose name is not listed.

The Board of Directors Recommends a Vote FOR this Proposal.

2.	To APPROVE, on an advisory basis, the Company’s executive compensation.	☐ For	☐ Against	☐ Abstain

The Board of Directors Recommends a Vote FOR this Proposal.

3.	To RATIFY the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for fiscal year 2013.	☐ For	☐ Against	☐ Abstain
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES (PROPOSAL 1), APPROVAL, ON AN ADVISORY BASIS, OF EXECUTIVE COMPENSATION (PROPOSAL 2) AND AUDITOR SELECTION RATIFICATION (PROPOSAL 3).

Date
Signature(s) in Box
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.